Exhibit 10.1

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

among

CONMED CORPORATION,

as Parent Borrower,

The Foreign Subsidiary Borrowers From Time to Time Parties Hereto,

The Several Lenders from Time to Time Parties Hereto,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of January 4, 2016

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

DNB BANK ASA, GRAND CAYMAN BRANCH,

U.S. BANK, NATIONAL ASSOCIATION

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Documentation Agents

-i-

-ii-

-iii-

-iv-

SCHEDULES:

1.1A	Commitments
4.1	Guarantee Obligations of CONMED; Disposition of Assets
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.9	Intellectual Property
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A-1	Form of Guarantee and Collateral Agreement, as amended
A-2	Form of Fourth Amendment to Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Solvency Certificate
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Sullivan & Cromwell LLP
F-2	Form of Legal Opinion of NautaDutilh N.V.
F-3	Form of Legal Opinion of General Counsel
G	Forms of Exemption Certificates
H	Form of Increased Facility Activation Notice
I	Form of New Lender Supplement
J	Form of Foreign Subsidiary Borrower Joinder Agreement

-v-

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of January 4, 2016, among CONMED CORPORATION, a New York corporation (the “Parent Borrower”), the Foreign Subsidiary Borrowers (as hereinafter defined) from time to time parties to this Agreement, the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and JPMORGAN CHASE BANK, N.A., as administrative agent.

The Parent Borrower, the Existing Revolving Credit Lenders and JPMorgan Chase Bank, N.A., as administrative agent, are parties to the Fourth Amended and Restated Credit Agreement, dated as of April 28, 2015 (as amended and in effect immediately prior to giving effect to the amendment and restatement contemplated hereby, the “Previous Credit Agreement”).

The Parent Borrower has requested that the Previous Credit Agreement be amended and restated in its entirety to read as provided herein and the Lenders and the Administrative Agent (as hereinafter defined) have so agreed. Accordingly, effective as of the Closing Date (as defined below), the Previous Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I. DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Acknowledgement and Consent”: the collective reference to each Acknowledgment and Consent in the form attached to the Guarantee and Collateral Agreement delivered pursuant to the Loan Documents.

“Acquisition”: the acquisition by the Parent Borrower, directly or indirectly, of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement”: the Agreement and Plan of Merger, dated as of November 15, 2015, among the Target, the Parent Borrower, Merger Sub and the representative of the holders of the Target’s securities, together with all exhibits, schedules, annexes, disclosure letters and attachments thereto.

“Acquisition Signing Date”: November 15, 2015.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its branches and affiliates, as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its permitted successors.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 25% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate principal amount of such Lender’s Term Loans then outstanding and (ii) the aggregate amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure to the Aggregate Exposure of all Lenders.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%, and (c) the one-month Eurocurrency Rate based upon deposits in Dollars as determined on such day as the Quotation Day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.

“Anti-Corruption Laws”: all published laws, rules and regulations of any jurisdiction applicable to the Parent Borrower and its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) for Tranche A Term Loans and Revolving Credit Loans, (i) initially, 2.00% per annum in the case of Eurocurrency Loans and 1.00% per annum in the case of ABR Loans, and (ii) from and after the first Adjustment Date to occur after the end of the first two full fiscal quarters of the Parent Borrower and its Subsidiaries ending after the Closing Date, the percentage determined in accordance with the Pricing Grid; and (b) for Incremental Term Loans, such per annum rates as shall be agreed by the Borrower and the applicable Incremental Term Loan Lenders as shown in the applicable Increased Facility Activation Notice.

“Application”: an application, in such form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b)(ii).

“Arrangers”: the Joint Lead Arrangers and Joint Bookrunners.

“Asset Sale”: any Disposition of Property or business (including receivables and leasehold interests) or series of related Dispositions of Property or businesses (including receivables and leasehold interests) (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (j), (k), (l), (m) or (n) of Section 7.5) which yields net proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $10,000,000.

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Available Revolving Credit Commitment”: as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Credit Commitment pursuant to Section 2.9(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers”: the collective reference to the Parent Borrower and the Foreign Subsidiary Borrowers.

“Borrowing Date”: any Business Day specified by the Parent Borrower (on its own behalf or on behalf of a Foreign Subsidiary Borrower) as a date on which such Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that (a) with respect to notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans, such day is also a day for trading in London by and between banks in deposits in the relevant currency and (b) where such term is used in connection with a Eurocurrency Loan denominated in euros, references to “Business Day” shall be deemed to be references to any Target Operating Day on which banks are open for general banking business in the relevant Funding Office.

“Calculation Date”: the third Business Day prior to the last Business Day of each calendar quarter; provided that (a) the second Business Day preceding (or such other Business Day as the Administrative Agent shall reasonably deem applicable with respect to any Optional Currency in accordance with the rate-setting convention for such Optional Currency) (i) each Borrowing Date with respect to any Revolving Credit Loan denominated in an Optional Currency or (ii) any date on which a Revolving Credit Loan denominated in an Optional Currency is continued shall also be a “Calculation Date” with respect to such Optional Currency and (b) the date of issuance, amendment, renewal or extension of a Letter of Credit in an Optional Currency shall also be a “Calculation Date” with respect to such Optional Currency.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP. Notwithstanding anything else set forth herein, any lease (or other arrangement conveying the right to use) that was or would have been treated as an operating lease under GAAP as in effect for the fiscal year ended on December 31, 2014 that would become or be treated as a capital lease solely as a result of a change in GAAP thereafter shall always be treated as an operating lease for all purposes and at all times under this Agreement.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Financial Services LLC (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000. In the case of any Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) euros and Sterling, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which investments are reasonably appropriate in connection with any business conducted by the Parent Borrower or its Subsidiaries (as determined by the Parent Borrower in good faith) and which investments or obligors (or the parent companies of such obligors) have the ratings described in such clauses or equivalent ratings from S&P and Moody’s and (iii) other short term investments utilized by the Parent Borrower and its Subsidiaries in accordance with normal investment practices for cash management in such country in investments analogous to the investments described in the foregoing clauses (a) through (h) and in this paragraph and which are reasonably appropriate in connection with any business conducted by the Parent Borrower or its Subsidiaries in such country (as determined by the Parent Borrower in good faith).

“Chattel Paper”: as defined in the Guarantee and Collateral Agreement.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 4, 2016.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: as to any Lender, the sum of the Tranche A Term Loan Commitment, any Incremental Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: (i) initially, 0.35% per annum, and (ii) from and after the first Adjustment Date to occur after the end of the first two full fiscal quarters of the Parent Borrower and its Subsidiaries ending after the Closing Date, the rate per annum set forth under the relevant column heading in the Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Parent Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated November 2015 and furnished to the Lenders and identified as such by the Parent Borrower.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the Parent Borrower and its Subsidiaries, (b) accruals of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any transaction costs arising from the Transactions, (e) accruals for pensions and other postretirement obligations and (f) without duplication of clause (a) above, all Indebtedness consisting of Revolving Credit Loans or Swingline Loans to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions (including any early extinguishment of debt costs and debt conversion costs), discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges (including expenses relating to equity compensation), (g) costs and expenses related to the Acquisition recorded on or prior to June 30, 2016 in an aggregate amount not to exceed $15,000,000, (h) proceeds from business interruption insurance (to the extent actually received and to the extent not reflected as revenue or income of the Parent Borrower or its Subsidiaries) and (i) Pro Forma Adjustments in connection with any Material Acquisition (including the Acquisition) consummated during such period (provided that (x) such Pro Forma Adjustments shall be calculated net of the amount of actual benefits realized and (y) the aggregate amount of all amounts under this clause (i) that increase Consolidated EBITDA in any period of four consecutive fiscal quarters shall not exceed, and shall be limited to, 15% of Consolidated EBITDA in respect of such period of four consecutive fiscal quarters (calculated after giving effect to such adjustments to Consolidated EBITDA under this clause (i))), and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) any other non-cash income, all as determined on a consolidated basis. For purposes of calculating Consolidated EBITDA of the Parent Borrower and its Subsidiaries for any period of four consecutive fiscal quarters pursuant to any determination of the Consolidated Fixed Charge Coverage Ratio, the Consolidated Senior Secured Leverage Ratio or the Consolidated Total Leverage Ratio, (i) if during such period the Parent Borrower or any Subsidiary shall have consummated a Material Acquisition, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto (assuming the consummation of each such Material Acquisition and the incurrence or assumption of any Indebtedness in connection therewith occurred on the first day of such period), and if any such Material Acquisition was of a Person, if the consolidated balance sheet of such acquired Person and its consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (1) have been previously provided to the Administrative Agent and the Lenders and (2) either (A) have been reported on without a qualification arising out of the scope of the audit by independent certified public accountants of nationally recognized standing or (B) have been found acceptable by the Administrative Agent, and (ii) if during such period the Parent Borrower or any Subsidiary shall have made a Material Disposition, Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the Property that is the subject of such Material Disposition for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period.

“Consolidated Fixed Charge Coverage Ratio”: for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by the Parent Borrower and its Subsidiaries in cash during such period on account of Capital Expenditures to (b) Consolidated Fixed Charges for such period.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) scheduled payments made during such period on account of principal of Funded Debt of the Parent Borrower or any of its Subsidiaries, but excluding (i) principal payments in respect of the Revolving Loans, (ii) principal payments made to refinance the outstanding loans under the Previous Credit Agreement in connection with the amendment and restatement as set forth in this Agreement and (iii) principal payments in respect of the Receivables Transfer Program. For the avoidance of doubt, “Consolidated Fixed Charges” shall not include any payments made on account of principal of Funded Debt of the Parent Borrower and its Subsidiaries as a result of a mandatory prepayment thereof.

“Consolidated Funded Debt”: as of any date of determination thereof, the aggregate principal amount of all Funded Debt of the Parent Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Parent Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Parent Borrower and its Subsidiaries; provided that for purposes of determining the amount of Consolidated Interest Expense used in the calculation of Consolidated Fixed Charges for any period of four consecutive fiscal quarters ending on the last day of the first, second or third fiscal quarter of the Parent Borrower and its Subsidiaries commencing after either (i) the Acquisition or any other Material Acquisition financed in whole or in part with the proceeds of Indebtedness or (ii) any Material Disposition the proceeds of which were used in whole or in part to reduce Indebtedness, the Consolidated Interest Expense for such period of four consecutive fiscal quarters shall be deemed to be equal to (x) in the case of the period of four consecutive fiscal quarters ending on the last day of the first fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the Consolidated Interest Expense for such first fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 4, (y) in the case of the period of four consecutive fiscal quarters ending on the last day of the second fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the aggregate amount of the Consolidated Interest Expense for the first and second fiscal quarters of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 2 and (z) in the case of the period of four consecutive fiscal quarters ending on the last day of the third fiscal quarter of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the aggregate amount of the Consolidated Interest Expense for the first, second and third fiscal quarters of the Parent Borrower and its Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 4/3.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Parent Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the Parent Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Parent Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is prohibited by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Senior Secured Funded Debt”: as of any date of determination thereof, all Consolidated Funded Debt that is secured by a Lien on any asset of the Parent Borrower or any of its Subsidiaries, other than Consolidated Funded Debt that is expressly subordinated in right of payment to the Indebtedness of the Parent Borrower or any of its Subsidiaries under this Agreement.

“Consolidated Senior Secured Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) Consolidated Senior Secured Funded Debt on such day plus (ii) to the extent not otherwise included therein, the aggregate outstanding attributed principal amount under any Receivables Transfer Program incurred in accordance with Section 7.2(m) (without regard to whether or not such amount is incurred by or attributed to a Loan Party or whether or not it is reflected in the consolidated balance sheet of the Parent Borrower and its Subsidiaries) on such day minus (iii) an amount equal to the lesser of (x) $15,000,000 and (y) the amount of unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries on the consolidated balance sheet of the Parent Borrower and its Subsidiaries on such day that is located in the United States to (b) Consolidated EBITDA for such period.

“Consolidated Total Assets”: as of any date of determination thereof, the amount that would appear opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Parent Borrower and its Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Tangible Assets”: as of any date of determination thereof, the aggregate consolidated book value of the assets of the Parent Borrower and its Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other similar intangible assets properly classified as such in accordance with GAAP) after all appropriate adjustments in accordance with GAAP (including reserves for doubtful receivables, obsolescence, depreciation and amortization).

“Consolidated Total Leverage Ratio”: as at the last day of any period of four consecutive fiscal quarters, the ratio of (a) (i) Consolidated Funded Debt on such day plus (ii) to the extent not otherwise included therein, the aggregate outstanding attributed principal amount under any Receivables Transfer Program incurred in accordance with Section 7.2(m) (without regard to whether or not such amount is incurred by or attributed to a Loan Party or whether or not it is reflected in the consolidated balance sheet of the Parent Borrower and its Subsidiaries) on such day minus (iii) an amount equal to the lesser of (x) $15,000,000 and (y) the amount of unrestricted cash and Cash Equivalents of the Parent Borrower and its Subsidiaries on the consolidated balance sheet of the Parent Borrower and its Subsidiaries on such day that is located in the United States to (b) Consolidated EBITDA for such period.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date minus Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Parent Borrower on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Parent Borrower is recommended by at least a majority of the then Continuing Directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Convertible Senior Subordinated Debentures Indenture”: the Indenture entered into in connection with the issuance of the Parent Borrower’s 2 1⁄2% Convertible Senior Subordinated Debentures due 2024.

“Credit Party”: the Administrative Agent, any Arranger, the Lead Arranger, the Issuing Lender, the Swingline Lender or any other Lender.

“Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Parent Borrower or any Credit Party in writing (and such Credit Party has notified the Parent Borrower or the Administrative Agent thereof in writing), or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, the Issuing Lender or the Swingline Lender, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent, the Issuing Lender or the Swingline Lender, as applicable, of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lenders”: (i) Persons that are competitors of the Parent Borrower or its Subsidiaries identified in writing by the Parent Borrower to the Administrative Agent from time to time (it being understood that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any Person that has previously acquired an assignment or participation interest under any Facility, but upon effectiveness of such designation, any such Person may not acquire any additional Commitments, Loans or participations in Commitments or Loans), (ii) other Persons identified in writing by the Parent Borrower to the Administrative Agent on or prior to November 15, 2015 and (iii) in each case of clauses (i) and (ii) above, any such Person’s Affiliates that are (x) readily identifiable by name or (y) identified in writing by the Parent Borrower to the Administrative Agent from time to time.

“Dollar Equivalent”: at any date as to any amount denominated in an Optional Currency, the equivalent amount in Dollars as determined by the Administrative Agent on such date on the basis of the Exchange Rate (determined on such date or, if such date is not a Calculation Date, as of the most recent Calculation Date for such Optional Currency) for the purchase of Dollars with such Optional Currency.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States; provided that, for purposes of this Agreement, none of the following shall be deemed to be a Domestic Subsidiary or a Foreign Subsidiary (i) CONMED Receivables Corporation, its successors and permitted transferees, or any other single purpose corporation formed and operating solely in connection with a Receivables Transfer Program permitted under this Agreement, so long as the grant of a security interest in the Capital Stock of such Subsidiary is prohibited under such Receivables Transfer Program, (ii) GWH, Ltd., Largo Lakes – I Limited Partnership or their respective successors and permitted transferees, so long as the Capital Stock and all of the property of each such Subsidiary is held and is subject to a security interest granted in connection with the acquisition of the Largo, Florida facility, (iii) Largo Realty, LLC, so long as it holds only the property held by it on the Closing Date or (iv) any Foreign Subsidiary Holdco.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equipment”: as defined in the Guarantee and Collateral Agreement.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EURIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“euro” or “€”: the single currency unit of the Participating Member States.

“Eurocurrency Base Rate”: (a) with respect to any Eurocurrency Loan denominated in euros for any Interest Period, a rate per annum equal to the interbank offered rate administered by the Banking Federation of the European Union (or any other Person that takes over the administration of such rate) for euros for a period equal in length to such Interest Period as displayed on page EURIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “EURIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period and (b) with respect to any Eurocurrency Loan (other than any Eurocurrency Loan denominated in euros), the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in the relevant currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the applicable Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if the applicable Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the relevant currency (the “Impacted Currency”), the Eurocurrency Base Rate shall be the Interpolated Rate at such time (provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement).

“Eurocurrency Loans”: Loans the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to each day during each Interest Period pertaining to a Eurocurrency Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurocurrency Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurocurrency Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Article VIII, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any fiscal year of the Parent Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, other than (x) any non-cash charges representing an accrual or reserve for potential cash items in a future period (provided that such non-cash charges representing an accrual or reserve shall be included in Excess Cash Flow in any future period to the extent such accrual or reserve is reversed and not paid in cash in such future period) and (y) the amount of any prepaid cash item that was expensed in a prior period, (iii) decreases in Consolidated Working Capital for such fiscal year (but excluding any such decrease in connection with an increase in the size of the Receivables Transfer Program), (iv) the aggregate net amount of non-cash loss on the Disposition of Property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of current assets in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the amount of tax expense deducted in determining Consolidated Net Income for such period to the extent it exceeds the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period minus (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount paid by the Parent Borrower and its Subsidiaries during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount and including any accrual or reserve for the payment of Capital Expenditures committed to be made in cash in any future period (provided that such accrual or reserve for the payment of Capital Expenditures shall be included in Excess Cash Flow in any future period to the extent reversed and not paid in cash in such future period), (iii) the aggregate amount of all principal payments of Funded Debt (including regularly scheduled principal payments of the Term Loans) of the Parent Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (iv) increases in Consolidated Working Capital for such fiscal year (but excluding any such increase in connection with a corresponding permanent decrease in the size of the Receivables Transfer Program), (v) the aggregate net amount of non-cash gain on the Disposition of property by the Parent Borrower and its Subsidiaries during such fiscal year (other than sales of current assets in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (vi) the aggregate amount paid by the Parent Borrower and its Subsidiaries during such fiscal year in connection with Investments constituting the acquisition of Property, assets, a business or a Person (including any Permitted Business Acquisition) permitted by clause (j), (k) or (l) of Section 7.8 to the extent not paid through the incurrence of Indebtedness or issuance of Capital Stock, (vii) cash payments by the Parent Borrower and its Subsidiaries during such period in respect of the permanent reduction of long-term liabilities of the Parent Borrower and its Subsidiaries (other than Indebtedness) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, (viii) the amount of Restricted Payments paid in cash during such period pursuant to clause (b), (c), (d) or (e) of Section 7.6 to the extent not paid through the incurrence of Indebtedness or issuance of Capital Stock, (ix) the aggregate amount of any premium, make-whole or penalty payments paid in cash by the Parent Borrower and its Subsidiaries during such period that are made in connection with any prepayment, early extinguishment or conversion of Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, (x) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Parent Borrower or any of its Subsidiaries pursuant to binding contracts entered into prior to or during such period relating to Investments constituting the acquisition of Property, assets, a business or a Person (including any Permitted Business Acquisition) or other Investments (in each case, to the extent permitted by clause (j), (k) or (l) of Section 7.8) to be consummated or made during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period (provided that such amounts shall be included in Excess Cash Flow in any future period in which such cash payment is to be made to the extent not paid in cash in such future period), (xi) the amount of cash taxes (including penalties and interest) paid or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and (xii) the aggregate amount of non-recurring fees, costs and expenses in connection with Investments constituting the acquisition of Property, assets, a business or a Person (including any Permitted Business Acquisition) permitted by clause (j), (k) or (l) of Section 7.8, and any payments thereof, to the extent not expensed and not deducted in calculating Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.12(c).

“Excess Cash Flow Percentage”: with respect to any fiscal year of the Parent Borrower, the Excess Cash Flow Percentage determined based upon the Consolidated Senior Secured Leverage Ratio as at the last day of such fiscal year in accordance with the chart set forth below:

Consolidated Senior Secured Leverage Ratio	Excess Cash Flow Percentage
Less than 3.50	0%
Less than 4.00 but greater than or equal to 3.50	25%
Greater than or equal to 4.00	50%

“Exchange Rate”: on any day, with respect to any Optional Currency, the rate at which such Optional Currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., Local Time, on such day on the relevant Reuters currency page. In the event that any such rate does not appear on any Reuters currency page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates reasonably selected by the Administrative Agent in consultation with the Parent Borrower for such purpose or, at the discretion of the Administrative Agent in consultation with the Parent Borrower, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Optional Currency are then being conducted, at or about 11:00 A.M., Local Time, on such day for the purchase of the applicable Optional Currency for delivery three Business Days later, provided that, if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any other reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Excluded Foreign Subsidiary”: any Foreign Subsidiary or Foreign Subsidiary Holdco (i) the Capital Stock of which is owned by a Foreign Subsidiary or a Foreign Subsidiary Holdco or (ii) in respect of which the pledge of 65% of the Capital Stock of such Subsidiary as Collateral could, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Subsidiaries.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Existing Facility Letters of Credit”: as defined in Section 3.9.

“Existing Revolving Credit Lender”: a “Revolving Credit Lender” under the Previous Credit Agreement.

“Existing Revolving Credit Loans”: “Revolving Credit Loans” outstanding under the Previous Credit Agreement immediately prior to the Closing Date.

“Extended Revolving Credit Commitments”: as defined in Section 10.1.

“Extended Revolving Credit Facility”: as defined in Section 10.1.

“Extended Revolving Credit Loans”: as defined in Section 10.1.

“Facility”: each of (a) the Tranche A Term Loan Facility, (b) the Revolving Credit Facility, (c) any Incremental Term Loan Facility and (d) any Extended Revolving Credit Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, applicable intergovernmental agreements and related legislation or official administrative rules or practices in connection therewith, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Subsidiary”: except as provided in the definition of Domestic Subsidiary, any Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrowers”: any Foreign Subsidiary with respect to which the conditions set forth in Section 2.25 shall have been satisfied.

“Foreign Subsidiary Holdco”: any Subsidiary of the Parent Borrower organized under the laws of any jurisdiction within the United States (including CONMED Andover Medical, Inc.) substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries.

“Fourth Amendment to Guarantee and Collateral Agreement”: the Fourth Amendment to the Guarantee and Collateral Agreement dated as of the Closing Date, substantially in the form of Exhibit A-2.

“Funded Debt”: as to any Person, all Indebtedness of such Person of the types described in clauses (a)-(e) of the definition of Indebtedness.

“Funding Office”: the office of the Administrative Agent set forth in Section 10.2.

“GAAP”: generally accepted accounting principles applicable in the United States for reporting entities domiciled in the United States as in effect from time to time, except that for purposes of Sections 7.1 and 7.2(d) and any financial covenant calculation in Section 2.12, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any securities exchange or self-regulatory organization).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of August 28, 2002, as amended by the First Amendment to Guarantee and Collateral Agreement dated as of June 30, 2003, the Second Amendment to Guarantee and Collateral Agreement dated as of April 13, 2006, the Third Amendment to Guarantee and Collateral Agreement dated as of January 17, 2013 and the Fourth Amendment to Guarantee and Collateral Agreement dated as of the Closing Date, attached hereto as Exhibit A-1, together with the Acknowledgement and Consent.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Parent Borrower in good faith.

“Impacted Currency”: as defined in the definition of “Eurocurrency Base Rate”.

“Impacted Interest Period”: as defined in the definition of “Eurocurrency Base Rate”.

“Impacted Lender”: as defined in Section 2.22(b).

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.28(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit H.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Increased Revolving Credit Commitments”: as defined in Section 2.28(a).

“Incremental Facility”: as defined in Section 2.28(a).

“Incremental Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Incremental Term Loan to the Parent Borrower hereunder in a principal amount equal to the amount set forth in the applicable Increased Facility Activation Notice.

“Incremental Term Loan Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loan Facility”: as defined in Section 2.28(a).

“Incremental Term Loan Percentage”: as to any Lender, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding.

“Incremental Term Loans”: any term loans made pursuant to Section 2.28.

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice, which date shall not be earlier than the final maturity of the Tranche A Term Loans.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person’s business, and overdue trade payables incurred in the ordinary course of such Person’s business to the extent the amount or validity thereof is currently being contested in good faith by appropriate procedures and reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d)

all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person (the amount of which shall be calculated without regard to imputed interest), (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above to the extent quantified as liabilities, contingent obligations or like term in accordance with GAAP on the balance sheet (including notes thereto) of such Person; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the fair market value of such Property); (j) for purposes of Section 8(e), all obligations of such Person in respect of Swap Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries.

“Initial Lender”: as defined in Section 10.18(b).

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan), the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan or any Swingline Loan), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurocurrency Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one, two, three or six months thereafter, as selected by the Parent Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one, two, three or six, as selected by the Parent Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the final maturity date of the Tranche A Term Loans or any Incremental Term Loans, as the case may be, shall end on the Revolving Credit Termination Date or such final maturity date, as applicable;

(c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d) the relevant Borrower shall use reasonable efforts to select Interest Periods so as not to require a payment or prepayment of any Eurocurrency Loan during an Interest Period for such Loan.

Notwithstanding the foregoing, each Interest Period for Revolving Credit Loans in an Optional Currency as to which the Overnight Eurocurrency Rate shall apply shall commence on a Business Day and end on the next succeeding Business Day.

“Interpolated Rate”: at any time and with respect to any Impacted Currency for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which such Screen Rate is available in the Impacted Currency) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate (for the shortest period for which such Screen Rate is available for the Impacted Currency) that exceeds the Impacted Interest Period, in each case, as of the Specified Time on the Quotation Day. When determining the rate for a period which is less than the shortest period for which the applicable Screen Rate is available, such Screen Rate for purposes of clause (a) above shall be deemed to be (i) if the Impacted Currency is Dollars, the overnight rate for Dollars determined by the Administrative Agent from such service as the Administrative Agent may select in its reasonable discretion and (ii) otherwise, the Overnight Eurocurrency Rate.

“Inventory”: as defined in the Guarantee and Collateral Agreement.

“Investment”: as defined in Section 7.8.

“IRS”: as defined in Section 2.20(d).

“Issuing Lender”: JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit.

“Joint Bookrunners”: collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC .

“Joint Lead Arrangers”: collectively, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC .

“Judgment Currency”: as defined in Section 10.19(a).

“Judgment Currency Conversion Date”: as defined in Section 10.19(a).

“L/C Commitment”: $25,000,000.

“L/C Exposure”: as to any Revolving Credit Lender at any time, an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the total L/C Obligations at such time; provided that in the case of Section 2.6(a), when a Defaulting Lender shall exist, the L/C Exposure of any Revolving Credit Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the Revolving Credit Termination Date.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: collectively, all the Revolving Credit Lenders other than the Issuing Lender.

“Lead Arranger”: J.P. Morgan Securities LLC.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBOR Screen Rate”: as defined in the definition of “Eurocurrency Base Rate”.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Applications and, except for purposes of Section 10.1, the Notes.

“Loan Parties”: the Parent Borrower and each Subsidiary that is a party to a Loan Document.

“Local Time”: (a) with respect to Loans denominated in Sterling or in euros, London time and (b) for all other purposes, New York City time.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate principal amount of the Term Loans or the Total Revolving Extensions of Credit, as the case may be, then outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

“Material Acquisition”: any acquisition of Property or series of related acquisitions of Property (other than from the Parent Borrower or any Subsidiary) that (x) constitutes assets comprising all or substantially all of an operating unit or a business, line of business or product line or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Parent Borrower and its Subsidiaries in excess of $25,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, results of operations, assets or financial position of the Parent Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Parent Borrower to perform any of its obligations under this Agreement.

“Material Disposition”: any Disposition of Property or series of related Dispositions of Property that yields net proceeds to the Parent Borrower and its Subsidiaries in excess of $25,000,000.

“Material Domestic Subsidiary”: at any time, any Domestic Subsidiary (i) which is directly owned by the Parent Borrower or any Subsidiary and (ii) with respect to which either (A) its revenues for the most recently ended fiscal year for which audited financial statements are available exceed 2.5% of the aggregate revenues of the Parent Borrower and its Subsidiaries on a consolidated basis for such period or (B) its total assets at the end of the most recently completed fiscal year for which audited financial statements are available exceed 2.5% of the aggregate total assets at such time of the Parent Borrower and its Subsidiaries on a consolidated basis; provided that if at any time (x) the aggregate revenues of all Domestic Subsidiaries that are not Material Domestic Subsidiaries pursuant to this definition for the most recently ended fiscal year for which audited financial statements are available exceed 5% of the aggregate annual revenues of the Parent Borrower and its Subsidiaries on a consolidated basis for such period or (y) the aggregate total assets of all Domestic Subsidiaries that are not Material Domestic Subsidiaries pursuant to this definition at the end of the most recently completed fiscal year for which audited financial statements are available exceed 5% of the aggregate total assets of the Parent Borrower and its Subsidiaries at such time, then, in each case, the Parent Borrower shall within 10 Business Days of the receipt of such audited financial statements designate sufficient Domestic Subsidiaries as “Material Domestic Subsidiaries” to eliminate such excess, and such designated Domestic Subsidiaries shall for all purposes of this Agreement constitute Material Domestic Subsidiaries until such time as such designation is no longer necessary for purposes of applying this proviso.

“Material Foreign Subsidiary”: at any time, any Foreign Subsidiary or Foreign Subsidiary Holdco, in each case, other than any Excluded Foreign Subsidiary, (i) which is directly owned by the Parent Borrower or any Domestic Subsidiary and (ii) with respect to which either (A) its annual pre-tax income exceeds $15,000,000 for the most recently ended fiscal year for which audited financial statements are available or (B) its total assets at the end of the most recently completed fiscal year for which audited financial statements are available are greater than $15,000,000; provided that (x) if the aggregate pre-tax income of all Foreign Subsidiaries and Foreign Subsidiary Holdcos that are not Material Foreign Subsidiaries (but excluding the Excluded Foreign Subsidiaries for purposes of this calculation) exceeds $30,000,000 for the most recently ended fiscal year for which audited financial statements are available or (y) the aggregate total assets of all Foreign Subsidiaries and Foreign Subsidiary Holdcos that are not Material Foreign Subsidiaries (but excluding the Excluded Foreign Subsidiaries for purposes of this calculation) at the end of the most recently completed fiscal year for which audited financial statements are available exceeds $50,000,000, then, in each case, the Parent Borrower shall within 10 Business Days of the receipt of such audited financial statements designate sufficient Foreign Subsidiaries and/or Foreign Subsidiary Holdcos, in each case, other than Excluded Foreign Subsidiaries, as “Material Foreign Subsidiaries” to eliminate such excess, and such designated Foreign Subsidiaries and/or Foreign Subsidiary Holdcos, as applicable, shall for all purposes of this Agreement constitute Material Foreign Subsidiaries until such time as such designation is no longer necessary for purposes of applying this proviso.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or to the extent regulated as such in or under any applicable Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger Sub”: Nemo Acquisition Sub, Inc., a Wholly-Owned Subsidiary of the Parent Borrower.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof received by the Parent Borrower and its Subsidiaries in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, brokerage fees, amounts required to be applied to the repayment of Indebtedness (including principal, premium, penalty and interest) secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), other customary fees and expenses incurred in connection therewith (including costs incurred in obtaining any proceeds from a Recovery Event), any payments required to be made by law, rule or regulation to a third party in connection therewith, any reserves established in accordance with GAAP (provided such reserved amounts shall be Net Cash Proceeds to the extent and at the time of reversal of any reserve to the extent not applied), any reserves for indemnification (provided such reserved amounts shall be Net Cash Proceeds to the extent and at the time of reversal of any reserve to the extent not applied) and taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses incurred in connection therewith and after giving effect to the application of any Indebtedness being repaid (including principal, premium, penalty and interest).

“New Lender”: as defined in Section 2.28(b).

“New Lender Supplement”: as defined in Section 2.28(b).

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Notes”: collectively, any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of each Borrower to the Administrative Agent or to any Lender (or, in the case of Swap Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Swap Agreement entered into with any Lender or any affiliate of any Lender or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Borrower pursuant hereto) or otherwise.

“OID”: as defined in Section 2.28(a).

“Optional Currency”: euros and Sterling.

“Optional Currency Revolving Credit Loans”: Revolving Credit Loans in an Optional Currency.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Overnight Eurocurrency Rate”: with respect to any amount denominated in an Optional Currency, the rate of interest per annum at which overnight deposits in the applicable Optional Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Parent Borrower”: as defined in the preamble hereto.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(i).

“Participating Member State”: means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act”: the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Business Acquisition”: any acquisition of all or substantially all the assets of, shares or other equity interests in, or intellectual property, distribution, co-marketing or other co-promotion or other similar rights with respect to, a Person or division or line of business of a Person (or any subsequent investment made in a previously acquired Permitted Business Acquisition) if immediately after giving effect thereto: (a) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (b) all transactions related thereto shall be consummated in accordance with applicable laws in all material respects, (c) any acquired or newly formed corporation, partnership, association or other business entity shall be a Subsidiary and all actions required to be taken, if any, with respect to such acquired or newly formed Subsidiary under Section 6.9 shall have been taken and (d)(i) the Consolidated Senior Secured Leverage Ratio of the Parent Borrower and its Subsidiaries, computed on a pro forma basis as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such acquisition and related financings or other transactions (without regard to the making of any earn-out payments) had occurred on the first day of the relevant period for testing such compliance, is no greater than the Consolidated Senior Secured Leverage Ratio that is 0.25x lower than the Consolidated Senior Secured Leverage Ratio in effect for such fiscal quarter under Section 7.1(a) and, if the amount of such investment or series of related investments exceeds $75,000,000 (without regard to the making of any earn-out payments), then the Parent Borrower shall have delivered to the Administrative Agent an officers’ certificate to such effect, together with all relevant financial information for such Subsidiary or assets, and (ii) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness (except for Indebtedness permitted by Section 7.2).

“Permitted Subordinated Indebtedness”: any unsecured Indebtedness of the Parent Borrower or any Subsidiary Guarantor (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment) prior to the final maturity date of the Term Loans then outstanding or, if later, the Revolving Credit Termination Date, (b) the payment of the principal of which is subordinated to the prior payment in full of the Obligations, on terms and conditions no less favorable as a whole to the Lenders than those contained in the Convertible Senior Subordinated Debentures Indenture or otherwise on terms and conditions reasonably satisfactory to the Required Lenders and (c) (i) otherwise containing terms, covenants and conditions reasonably satisfactory in form and substance to the Required Lenders or (ii) otherwise containing terms, covenants and conditions no less favorable as a whole to the Lenders than those contained in the Convertible Senior Subordinated Debentures Indenture, other than the rate of interest on any such Indebtedness, which shall be determined based on market conditions at the time of incurrence thereof for comparable instruments of like kind and structure.

“Permitted Unsecured Indebtedness”: any unsecured Indebtedness of the Parent Borrower or any Subsidiary Guarantor (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment) prior to the final maturity date of the Term Loans then outstanding or, if later, the Revolving Credit Termination Date, (b) which shall not have any financial maintenance covenants, (c) which shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than clause (k) of Article VIII, (d) which shall not have events of default that are materially more favorable to the holders of such Indebtedness than the events of default set forth in this Agreement and (e) which shall have covenants that, in the reasonable judgment of the Parent Borrower, are generally customary for similarly situated issuers in capital markets transactions at the time of issuance.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Eligible Foreign Subsidiary (65%)”: any Foreign Subsidiary or Foreign Subsidiary Holdco (i) the Capital Stock of which is directly owned by the Parent Borrower or a Domestic Subsidiary and (ii) in respect of which the pledge of 65% of the Capital Stock of such Subsidiary as Collateral should not, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Subsidiaries.

“Pledge Eligible Foreign Subsidiary (100%)”: any Foreign Subsidiary or Foreign Subsidiary Holdco (i) the Capital Stock of which is directly owned by the Parent Borrower or a Domestic Subsidiary and (ii) in respect of which (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral and (b) the guaranteeing by such Subsidiary of the Obligations should not, in the good faith judgment of the Parent Borrower, result in adverse tax consequences to the Parent Borrower or any of its Subsidiaries.

“Post-Acquisition Period”: with respect to any Material Acquisition, the period beginning on the date such transaction is consummated and ending on the date that is twelve months after the date on which such transaction is consummated.

“Previous Credit Agreement”: as defined in the recitals hereto.

“Pricing Grid”: the table set forth below:

Consolidated Senior Secured Leverage Ratio	Applicable Margin for Tranche A Term Loans and Revolving Credit Loans that are Eurocurrency Loans	Applicable Margin for Tranche A Term Loans and Revolving Credit Loans that are ABR Loans	Commitment Fee Rate
Greater than or equal to 4.00	2.25%	1.25%	0.40%
Less than 4.00 but greater than or equal to 3.50	2.00%	1.00%	0.35%
Less than 3.50 but greater than or equal to 3.00	1.875%	0.875%	0.30%
Less than 3.00 but greater than or equal to 2.50	1.75%	0.75%	0.25%
Less than 2.50 but greater than or equal to 2.00	1.50%	0.50%	0.225%
Less than 2.00 but greater than or equal to 1.50	1.25%	0.25%	0.20%
Less than 1.50	1.125%	0.125%	0.175%

Changes in the Applicable Margin with respect to Revolving Credit Loans, Tranche A Term Loans or in the Commitment Fee Rate resulting from changes in the Consolidated Senior Secured Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Senior Secured Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than 4.00 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Senior Secured Leverage Ratio shall for the purposes of this definition be deemed to be greater than 4.00 to 1.00. Each determination of the Consolidated Senior Secured Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending at the end of the period covered by the relevant financial statements.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Pro Forma Adjustment”: with respect to any Material Acquisition, the pro forma increase or decrease (for the avoidance of doubt, net of any such increase or decrease realized) in Consolidated EBITDA certified by a Responsible Officer as having been determined in good faith to be reasonably anticipated to be realizable within the Post-Acquisition Period as a result of (a) actions taken or expected to be taken during the Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings, reductions or synergies or (b) any additional costs incurred during the Post-Acquisition Period to achieve such cost savings, reductions or synergies; provided that, so long as such actions are taken or expected to be taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period, as applicable, the cost savings, reductions or synergies related to such actions or such additional costs, as applicable, may be assumed, for purposes of determining such pro forma increase or decrease to such Consolidated EBITDA, to be realizable, or in the case of additional costs, to be incurred, during the entirety of the applicable period of four consecutive fiscal quarters; provided, further, that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication for cost savings, synergies or additional costs already included in Consolidated EBITDA for the applicable period of four consecutive fiscal quarters.

“Pro Forma Financial Statements”: as defined in Section 4.1(a).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Quotation Day”: in respect of the determination of the Eurocurrency Rate for any Interest Period for Eurocurrency Loans in Dollars or any Optional Currency, the day on which quotations would ordinarily be given by prime banks in the London interbank market for deposits in such currency for delivery on the first day of such Interest Period for such Interest Period; provided, that if quotations would ordinarily be given on more than one date, the Quotation Day for such Interest Period shall be the last of such dates. On the date hereof, the Quotation Day in respect of any Interest Period (i) for Dollars or euros is customarily the day which is two Business Days prior to the first day of such Interest Period and (ii) for Sterling is customarily the day which is the first day of such Interest Period.

“Receivables Transfer Program”: a program under which the Parent Borrower or any of its Subsidiaries sell, transfer, encumber or otherwise dispose of accounts receivable or related ancillary rights or assets, or interests therein, without recourse (except for customary representations and customary non-credit dilution provisions) other than with respect to the Parent Borrower’s or such Subsidiary’s retained interest in such accounts receivable or related ancillary rights or assets, such program to have substantially the terms and conditions provided to the Administrative Agent prior to the Closing Date, as such terms and conditions may be amended, supplemented or otherwise modified from time to time.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Parent Borrower or any of its Subsidiaries (excluding, for the avoidance of doubt, the proceeds of business interruption insurance for lost revenues).

“Refunded Swingline Loans”: as defined in Section 2.7(b).

“Register”: as defined in Section 10.6(b)(iv).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of any Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Parent Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Parent Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Parent Borrower (directly or indirectly through a Subsidiary) in good faith intends to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets (other than inventory acquired in the ordinary course of business) useful in its business; it being understood that (a) the Parent Borrower may elect by such notice to reinvest proceeds attributable to any such Asset Sale or Recover Event prior to receipt of such Net Cash Proceeds and (b) upon such receipt, such Net Cash Proceeds shall be deemed reinvested so long as such reinvestment has been consummated.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Parent Borrower’s or any Subsidiary’s business (other than any amount expended to acquire inventory in the ordinary course of business) or to make Permitted Business Acquisitions or other Investments (other than Investments constituting the acquisition inventory in the ordinary course of business) permitted pursuant to clause (j), (k) or (l) of Section 7.8.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, if the Parent Borrower or any Subsidiary shall have entered into a legally binding commitment within twelve months after such Reinvestment Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets (other than inventory acquired in the ordinary course of business) useful in the Parent Borrower’s or such Subsidiary’s business or to make Permitted Business Acquisitions or other Investments (other than Investments constituting the acquisition inventory in the ordinary course of business) permitted pursuant to clause (j), (k) or (l) of Section 7.8 with the applicable Reinvestment Deferred Amount, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Parent Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Parent Borrower’s or any Subsidiary’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: the holders of more than 50% of the sum of (i) the aggregate principal amount of the Term Loans then outstanding and (ii) the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reset Date”: as defined in Section 1.3(b).

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller or general counsel (or other officer satisfactory to the Lenders) of the Parent Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller (or other officer satisfactory to the Lenders) of the Parent Borrower.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Swingline Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Credit Commitments is $525,000,000.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that has made a Revolving Credit Loan.

“Revolving Credit Loans”: Loans made under the Revolving Credit Commitments.

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding). Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.27, Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s Revolving Credit Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.27(c)) and Section 2.4(a), Revolving Credit Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27(c).

“Revolving Credit Termination Date”: the fifth anniversary of the Closing Date, as such date may be extended in accordance with Section 10.1.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (c) such Lender’s Revolving Credit Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Sanctioned Country”: at any time, a country, region or territory that is itself the target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Screen Rate”: the EURIBOR Screen Rate and the LIBOR Screen Rate, collectively and individually, as the context may require.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of such Person and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (c) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured and (d) such Person and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Acquisition Agreement Representations”: such of the representations made by and on behalf of the Target in the Acquisition Agreement (as of the Acquisition Signing Date) as are material to the interests of the Lenders, but only to the extent that the Parent Borrower has the right (taking into account any applicable cure provisions set forth in the Acquisition Agreement (as of the Acquisition Signing Date)) to terminate (or decline to consummate) its obligations under the Acquisition Agreement (as of the Acquisition Signing Date) as a result of a breach of such representations in the Acquisition Agreement (as of the Acquisition Signing Date), in each case, in accordance with the terms thereof.

“Specified Time”: 11:00 a.m., London time.

“Sterling” or “£”: the lawful currency of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Subsidiary Guarantor”: (a) each Material Domestic Subsidiary and (b) each Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%).

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $10,000,000.

“Swingline Exposure”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of Swingline Loans then outstanding other than any Swingline Loans made by such Revolving Credit Lender in its capacity as the Swingline Lender and (b) if such Revolving Credit Lender shall be the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Revolving Credit Lender outstanding at such time (to the extent that the other Lenders shall not have funded their participations in such Swingline Loans); provided that, in the case of Sections 2.4(a) and 2.6(a) when a Defaulting Lender shall exist, the Swingline Exposure of any Revolving Credit Lender shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27.

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.6(a).

“Swingline Participation Amount”: as defined in Section 2.7(c).

“Target”: SurgiQuest, Inc., a Delaware corporation.

“Target Material Adverse Effect”: any event, change, effect, development, state of facts, condition, circumstance or occurrence that (x) has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Target taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Target Material Adverse Effect: (A) changes in the economy or financial markets generally in the United States or other countries in which the Target conducts material operations or that are the result of acts of war or terrorism; (B) changes that are the result of factors generally affecting (1) the medical device industry or (2) any non-medical industry in which the Target operates; (C) changes in Laws (as defined in the Acquisition Agreement) generally affecting (1) the medical device industry or (2) any non-medical industry in which the Target operates; (D) changes or effects from the announcement of the entry into, actions contemplated by or the performance of obligations required by the Acquisition Agreement, including any change in the Target’s credit ratings or changes or effects from any Transaction Proceeding (as defined in the Acquisition Agreement), provided that such Transaction Proceeding (as defined in the Acquisition Agreement) was not brought by or on behalf of, or does not otherwise involve as a plaintiff or a claimant, a holder or holders of the Target’s securities; (E) changes or effects resulting from any action taken by any of the parties to the Acquisition Agreement that is required to be taken pursuant to any provision of the Acquisition Agreement; (F) changes in GAAP or in any statute, rule or regulation unrelated to the Merger (as defined in the Acquisition Agreement) and of general applicability after the date of the Acquisition Agreement; (G) seasonal reductions in revenues and/or earnings of the Target in the ordinary course of their businesses; (H) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Target with its customers, employees or suppliers that the Target establishes through specific evidence was proximately caused by the pendency or announcement of the Acquisition Agreement, the Merger (as defined in the Acquisition Agreement) or the other Transactions (as defined in the Acquisition Agreement) or the actions contemplated by or the performance of obligations required by the Acquisition Agreement; and (I) any failure by the Target to meet any estimates of revenues or earnings for any period ending on or after the date of the Acquisition Agreement and prior to the Closing (as defined in the Acquisition Agreement), provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Target Material Adverse Effect; provided, further, that, with respect to clauses (A), (B), (C) and (F), such change, event, circumstance or development does not (1) primarily relate only to (or have the effect of primarily relating to) the Target or (2) disproportionately adversely affect the Target compared to other companies of similar size operating in the medical device industry; or (y) would reasonably be expected to prevent, materially delay or materially impair the ability of the Target or Merger Sub to consummate the Transactions (as defined in the Acquisition Agreement) on the terms set forth in the Acquisition Agreement. References to the Acquisition Agreement in this definition of Target Material Adverse Effect shall be deemed to be references to the Acquisition Agreement as of the Acquisition Signing Date.

“Target Operating Day”: any day that is not (a) a Saturday or Sunday, (b) Christmas Day or New Year’s Day or (c) any other day on which the Trans-European Real-time Gross Settlement Express Transfer System (or any successor settlement system) is not operating (as reasonably determined by the Administrative Agent).

“Term Loan Facility”: each of the Tranche A Term Loan Facility and any Incremental Term Loan Facility.

“Term Loan Lenders”: collectively, the Tranche A Term Loan Lenders and the Incremental Term Loan Lenders.

“Term Loans”: collectively, the Tranche A Term Loans and the Incremental Term Loans.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders at such time.

“Tranche A Term Loan”: as defined in Section 2.1.

“Tranche A Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Parent Borrower hereunder in a principal amount equal to the amount set forth under the heading “Tranche A Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Tranche A Term Loan Lender became a party hereto. The aggregate amount of Tranche A Term Loan Commitments as of the Closing Date is $175,000,000.

“Tranche A Term Loan Facility”: the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder.

“Tranche A Term Loan Lender”: each Lender that has a Tranche A Term Loan Commitment or that is the holder of a Tranche A Term Loan.

“Tranche A Term Loan Percentage”: as to any Tranche A Term Loan Lender at any time, the percentage that such Lender’s Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage that the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).

“Transactions”: collectively, (a) the Acquisition, (b) the execution, delivery and performance by the Parent Borrower, the other Loan Parties and the Foreign Subsidiary Borrowers of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof and (c) the payment of the fees and expenses incurred by the Parent Borrower and its Subsidiaries in connection with the transactions described in the foregoing clauses (a) and (b).

“Transferee”: as defined in Section 10.16.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“United States”: the United States of America.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Foreign Subsidiary”: any Foreign Subsidiary that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (i) a nominal number of shares held by foreign nationals to the extent required by local law or (ii) directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Wholly-Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly-Owned Subsidiary of the Parent Borrower.

SECTION 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Parent Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(f) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 1.3 Exchange Rates. (a) Not later than 1:00 P.M., Local Time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date for each Optional Currency in which a Revolving Extension of Credit is then outstanding or will be outstanding, after giving effect to any submitted borrowing notices or Applications, and (ii) give notice thereof to the Parent Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) and shall remain effective until the next succeeding Reset Date.

(b) Not later than 2:00 P.M., Local Time, on each Reset Date, the Administrative Agent shall (i) determine the aggregate amount of Revolving Extensions of Credit in Optional Currencies on such date (after giving effect to any Revolving Credit Loans or Letters of Credit to be made or issued in connection with such determination), and (ii) notify the Parent Borrower of such determination.

ARTICLE II. AMOUNT AND TERMS OF COMMITMENTS

SECTION 2.1 Term Loan Commitments. (a) Subject to the terms and conditions hereof, each Tranche A Term Loan Lender severally agrees to make a term loan (a “Tranche A Term Loan”) to the Parent Borrower in Dollars on the Closing Date in an amount equal to the amount of the Tranche A Term Loan Commitment of such Lender. The Term Loans may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.

SECTION 2.2 Procedure for Term Loan Borrowing. The Parent Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the Closing Date, in the case of Eurocurrency Loans or (b) prior to 12:00 Noon, New York City time, one Business Day prior to the Closing Date, in the case of ABR Loans) requesting that the Tranche A Term Loan Lenders make the Tranche A Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Loan Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Tranche A Term Loan Lender shall make available to the Administrative Agent at the applicable Funding Office by wire transfer an amount in immediately available funds equal to the Tranche A Term Loans to be made by such Lender. The Administrative Agent shall make available to the Parent Borrower the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Loan Lenders in immediately available funds by promptly remitting the amounts so received to the account of the Parent Borrower specified by the Parent Borrower in the applicable irrevocable notice specified above.

SECTION 2.3 Repayment of Term Loans. (a) Subject to Sections 2.8(a), the principal amount of each Tranche A Term Loan of each Tranche A Term Loan Lender shall mature in consecutive quarterly installments, each of which shall be in an amount equal to each Lender’s Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment date (after giving effect to any reduction in such amount resulting from the application of prepayments made pursuant to Section 2.11 or 2.12):

Date	Installment Amount
March 31, 2016	$2,187,500
June 30, 2016	$2,187,500
September 30, 2016	$2,187,500

December 31, 2016	$2,187,500
March 31, 2017	$2,187,500
June 30, 2017	$2,187,500
September 30, 2017	$2,187,500
December 31, 2017	$2,187,500
March 31, 2018	$3,281,250
June 30, 2018	$3,281,250
September 30, 2018	$3,281,250
December 31, 2018	$3,281,250
March 31, 2019	$4,375,000
June 30, 2019	$4,375,000
September 30, 2019	$4,375,000
December 31, 2019	$4,375,000
March 31, 2020	$4,375,000
June 30, 2020	$4,375,000
September 30, 2020	$4,375,000
December 31, 2020	$4,375,000
January 4, 2021	All amounts outstanding in respect of Tranche A Term Loans

(b) The Incremental Term Loans of each Incremental Term Loan Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made.

SECTION 2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Parent Borrower or any Foreign Subsidiary Borrower, in Dollars or in any Optional Currency, from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added (after giving effect to any application of proceeds of such Revolving Credit Loans pursuant to Section 2.6) to the sum of (i) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding and (ii) such Lender’s Swingline Exposure then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment; provided that (x) the Dollar Equivalent of the aggregate principal amounts of all Optional Currency Revolving Credit Loans outstanding at any time shall not exceed $100,000,000 and (y) the aggregate principal amount of all Revolving Credit Loans to Foreign Subsidiary Borrowers outstanding at any time shall not exceed $100,000,000. During the Revolving Credit Commitment Period any Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans in Dollars may from time to time be Eurocurrency Loans or ABR Loans, as determined by the Parent Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13, provided that no Revolving Credit Loan shall be made as a Eurocurrency Loan after the day that is one month prior to the Revolving Credit Termination Date. All Revolving Credit Loans outstanding under the Previous Credit Agreement on the Closing Date shall remain outstanding to the Parent Borrower hereunder on the terms set forth herein. The Optional Currency Revolving Credit Loans must be Eurocurrency Loans.

(b) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

SECTION 2.5 Procedure for Revolving Credit Borrowing. The respective Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Parent Borrower (on its own behalf or on behalf of any Foreign Subsidiary Borrower) shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent (a) prior to 12:00 Noon, New York City time, three Business Days prior to the requested Borrowing Date in the case of Eurocurrency Loans; provided that, this period shall be extended to four Business Days in the case of Optional Currency Revolving Credit Loans, or (b) prior to 10:00 A.M., New York City time, on the requested Borrowing Date, in the case of ABR Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date, (iii) in the case of any Eurocurrency Loan, the currency thereof and the length of the initial Interest Period therefor and (iv) in the case of an Optional Currency Revolving Credit Loan to a Foreign Subsidiary Borrower, the name, jurisdiction of organization and location of the chief executive office of such Foreign Subsidiary Borrower. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurocurrency Loans, the equivalent of $5,000,000 or a whole multiple of the equivalent of $1,000,000 in excess thereof (or comparable amounts of any relevant Optional Currency, as determined from time to time by the Administrative Agent); provided, that the Swingline Lender may request, on behalf of the Parent Borrower, borrowings under the Revolving Credit Commitments that are ABR Loans in other amounts pursuant to Section 2.4. Upon receipt of any such notice from the Parent Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the respective Borrower at the applicable Funding Office prior to 12:00 Noon, New York City time (or in the case of Eurocurrency Loans, prior to 12:00 Noon, Local Time), on the Borrowing Date requested by the Parent Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the respective Borrower by the Administrative Agent crediting the account of the respective Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent. Each Lender, at its option, may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Parent Borrower or any Foreign Subsidiary Borrower, as the case may be, to repay such Loan in accordance with the terms of this Agreement. On the Closing Date, all Existing Revolving Credit Loans shall be deemed repaid (including for purposes of Section 2.18 of the Previous Credit Agreement) and such portion thereof that were ABR Loans shall be reborrowed as ABR Loans by the Parent Borrower and such portion thereof that were Eurocurrency Loans shall be reborrowed as Eurocurrency Loans by the Parent Borrower (it being understood that for each tranche of Existing Revolving Credit Loans that were Eurocurrency Loans, (x) the initial Interest Period for the relevant reborrowed Eurocurrency Loans shall equal the remaining length of the Interest Period for such tranche and (y) the Eurocurrency Rate for the relevant reborrowed Eurocurrency Loans during such initial Interest Period shall be the Eurocurrency Rate for such tranche immediately prior to the Closing Date) and Revolving Credit Lenders shall advance funds to the Administrative Agent no later than 12:00 Noon, New York City time on the Closing Date as shall be required to repay the Existing Revolving Credit Loans of Existing Revolving Credit Lenders such that each Revolving Credit Lender’s share of outstanding Revolving Credit Loans on the Closing Date is equal to its Revolving Credit Percentage (after giving effect to the Closing Date).

SECTION 2.6 Swingline Commitment. (a) Subject to the terms and conditions hereof, from time to time during the Revolving Credit Commitment Period, the Swingline Lender may at its sole discretion make a portion of the credit otherwise available to the Parent Borrower under the Revolving Credit Commitments by making swing line loans in Dollars (“Swingline Loans”) to the Parent Borrower; provided that (i) the sum of (x) the Swingline Exposure of the Swingline Lender (in its capacity as the Swingline Lender and a Revolving Credit Lender), (y) the aggregate principal amount of outstanding Revolving Credit Loans made by the Swingline Lender (in its capacity as a Revolving Credit Lender) and

(z) the L/C Exposure of the Swingline Lender (in its capacity as a Revolving Credit Lender) shall not exceed the Revolving Credit Commitment of the Swingline Lender (in its capacity as a Revolving Credit Lender) then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment and (iii) the Parent Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Available Revolving Credit Commitments would be less than zero. During the Revolving Credit Commitment Period, the Parent Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans.

(b) The Parent Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Credit Termination Date and the date that is five Business Days after such Swingline Loan is made; provided that on each date that a Revolving Credit Loan is borrowed, the Parent Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Credit Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

SECTION 2.7 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Parent Borrower desires that the Swingline Lender make a Swingline Loan, it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Credit Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the applicable Funding Office an amount in immediately available funds equal to the amount of the portion (if any) of the requested Swingline Loan it agreed (in its sole discretion) to fund on such date. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Parent Borrower on such Borrowing Date by depositing such proceeds in the account of the Parent Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Parent Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time, request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent at the applicable Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Parent Borrower irrevocably authorizes the Swingline Lender to charge the Parent Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.7(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to any Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.7(b), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.7(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans of the Swingline Lender then outstanding that were to have been repaid with such Revolving Credit Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.7(b) and to purchase participating interests pursuant to Section 2.7(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any Borrower may have against the Swingline Lender, any Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article V; (iii) any adverse change in the condition (financial or otherwise) of any Borrower; (iv) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Revolving Credit Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 2.8 Repayment of Loans. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the appropriate Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Article VIII), the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender made to it and (ii) to the Administrative Agent for the account of the appropriate Term Loan Lender, the unpaid principal amount of each Term Loan of such Term Loan Lender made to it in installments according to the amortization schedule set forth in Section 2.3 (or, in the case of any Incremental Term Loans, the amortization schedule set forth in the applicable Increased Facility Activation Notice) (or such earlier date on which the Loans become due and payable pursuant to Article VIII) (subject to any reductions in such amount resulting from the application of prepayments made pursuant to Section 2.11 or 2.12). Each Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of each Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrowers, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the respective Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of any Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

SECTION 2.9 Commitment Fees, etc. (a) The Parent Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Parent Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Parent Borrower and the Administrative Agent.

SECTION 2.10 Termination or Reduction of Revolving Credit Commitments. The Parent Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

SECTION 2.11 Optional Prepayments. The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent (a) at least three Business Days prior thereto, in the case of Eurocurrency Loans denominated in Dollars, (b) at least five Business Days prior thereto, in the case of Eurocurrency Loans denominated in any Optional Currency, and (c) at least one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans or ABR Loans; provided, that if a Eurocurrency Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the respective Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are ABR Loans and Swingline Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $100,000 or a whole multiple thereof. Amounts to be applied in connection with prepayments of Term Loans made pursuant to this Section 2.11 shall be applied to remaining installments of the Term Loans as directed by the Parent Borrower.

SECTION 2.12 Mandatory Prepayments and Commitment Reductions. (a) If any Indebtedness shall be issued or incurred by the Parent Borrower or any of its Subsidiaries (excluding any Indebtedness issued or incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days after such issuance or incurrence toward the prepayment of the Term Loans as set forth in Section 2.12(e).

(b) If on any date the Parent Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within five Business Days after such receipt toward the prepayment of the Term Loans as set forth in Section 2.12(e); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(e).

(c) If for any fiscal year of the Parent Borrower commencing with the fiscal year ending December 31, 2017, there shall be Excess Cash Flow, the Parent Borrower shall, on the relevant Excess Cash Flow Application Date, apply toward the prepayment of the Term Loans as set forth in Section 2.12(e) an amount equal to (i) the Excess Cash Flow Percentage of such Excess Cash Flow minus (ii) the sum of (A) the aggregate amount of all optional prepayments of Term Loans made during such fiscal year pursuant to Section 2.11 to the extent not funded with the proceeds of long-term Indebtedness and (B) the aggregate amount of all optional prepayments of Revolving Credit Loans and Swingline Loans made during such fiscal year pursuant to Section 2.11 to the extent (x) not funded with the proceeds of long-term Indebtedness and (y) accompanying corresponding permanent reductions of the Revolving Credit Commitments. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are delivered.

(d) To the extent that at any time (by virtue of changes in the Exchange Rate or otherwise) (i) the aggregate outstanding principal amount of the Revolving Credit Loans, Swingline Loans and Letters of Credit (including the Dollar Equivalent of the aggregate outstanding principal amount of Optional Currency Revolving Credit Loans and Letters of Credit denominated in Optional Currencies) shall exceed the Total Revolving Credit Commitments then in effect, (ii) the Dollar Equivalent of the aggregate outstanding principal amount of Optional Currency Revolving Credit Loans shall exceed $100,000,000 or (iii) the aggregate outstanding principal amount of all Revolving Credit Loans to Foreign Subsidiary Borrowers (including the Dollar Equivalent of the aggregate outstanding principal amount of all Optional Currency Revolving Credit Loans to Foreign Subsidiary Borrowers) shall exceed $100,000,000, then, in each case, the Borrowers shall, within four Business Days, repay the Revolving Credit Loans or Swingline Loans to eliminate such excess.

(e) Amounts to be applied in connection with prepayments of Term Loans made pursuant to this Section 2.12 shall be applied to remaining installments of the Term Loans as directed by the Parent Borrower. Each prepayment of the Loans pursuant to this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(f) Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary that is required to be applied to prepay Term Loans pursuant to this Section 2.12 (i) would be prohibited or delayed by any applicable local law (including, without limitation, as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Parent Borrower or any applicable Domestic Subsidiary (provided that the Parent Borrower shall take commercially reasonable actions available under local law to permit such repatriation) or (ii) repatriation of such amount to the Parent Borrower or any Domestic Subsidiary would result in material adverse tax consequences as determined in good faith by the Parent Borrower (including, without limitation, as a result of any withholding of cash or the upstreaming of cash) with respect to such amount, then in each case, the Parent Borrower shall not be required to apply the portion of such Net Cash Proceeds or Excess Cash Flow so affected to prepay the Term Loans at the times provided in clauses (b) and (c) of this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long as clause (i) or (ii) above is applicable, and once clause (i) or (ii) above is no longer applicable, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans to the extent required pursuant to this Section 2.12; provided, that no such prepayment of the Term Loans pursuant to this Section 2.12 shall be required in the case of any such Net Cash Proceeds or Excess Cash Flow the repatriation of which the Parent Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice (or such Excess Cash Flow would have been so required if it were Net Cash Proceeds), the Parent Borrower applies an amount equal to the amount of such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Parent Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary). For the avoidance of doubt, the non-application of any Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary, in each case, to the extent permitted by this Section 2.12(d), to the prepayment of Term Loans pursuant to clauses (b) or (c) of this Section 2.12 will not constitute an Event of Default hereunder.

SECTION 2.13 Conversion and Continuation Options. (a) The Parent Borrower may elect from time to time to convert Eurocurrency Loans denominated in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Parent Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a Eurocurrency Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurocurrency Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Parent Borrower (on its own behalf or on behalf of any Foreign Subsidiary Borrower) giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility, and provided, further, that if the Parent Borrower (on its own behalf or on behalf of any Foreign Subsidiary Borrower) shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

SECTION 2.14 Limitations on Eurocurrency Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurocurrency Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurocurrency Loans comprising each Eurocurrency Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) no more than 15 Eurocurrency Tranches shall be outstanding at any one time, and (c) no more than the Dollar Equivalent of $100,000,000 of the Revolving Credit Loans, in the aggregate, shall be available for borrowing as Optional Currency Revolving Credit Loans.

SECTION 2.15 Interest Rates and Payment Dates. (a) Each Eurocurrency Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined applicable to such Eurocurrency Loan plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) (1) in the case of Reimbursement Obligations in Dollars, the rate applicable to Revolving Credit Loans that are ABR Loans plus 2%, or (2) in the case of Reimbursement Obligations in an Optional Currency, the Overnight Eurocurrency Rate for such Optional Currency plus the Applicable Margin plus 2%, and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (in the case of overdue amounts in Dollars) or the Overnight Eurocurrency Rate for the relevant Optional Currency plus the Applicable Margin plus 2% (in the case of an overdue amount in an Optional Currency), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.

SECTION 2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate and (ii) Loans denominated in Sterling, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Parent Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Parent Borrower, deliver to the Parent Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and the calculation of any Eurocurrency Reserve Requirements.

SECTION 2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any Eurocurrency Loan in Dollars or any Optional Currency:

(a) the Administrative Agent shall have reasonably determined that adequate and reasonable means do not exist for ascertaining the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable, for such Eurocurrency Loan in such currency for such Interest Period, or

(b) the Administrative Agent shall have received written notice from the Majority Facility Lenders in respect of a Facility that the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable, determined or to be determined with respect to such Eurocurrency Loan under such Facility in such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans during such Interest Period;

then the Administrative Agent shall give notice thereof (which may be by telephone confirmed in writing) to the Parent Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any Eurocurrency Loans in Dollars under such Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans and any Eurocurrency Loans in an Optional Currency so requested shall be made as a Loan bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Parent Borrower and the applicable Lenders, to compensate the applicable Lenders for such Loan in such currency for the applicable period plus the Applicable Margin, (x) any Loans in Dollars under such Facility that were to have been converted on the first day of such Interest Period to Eurocurrency Loans shall be continued as ABR Loans, (y) any outstanding Eurocurrency Loans in Dollars under such Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans and (z) any outstanding Eurocurrency Loans in an Optional Currency shall be continued as a Loan bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Parent Borrower and the applicable Lenders, to compensate the applicable Lenders for such Loan in such currency for the applicable period plus the Applicable Margin. The Administrative Agent shall withdraw such notice as soon as adequate and reasonable means exist for ascertaining the Eurocurrency Base Rate or the Eurocurrency Rate, as applicable. Until such notice has been withdrawn by the Administrative Agent, no further Eurocurrency Loans under such Facility shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurocurrency Loans under such Facility.

SECTION 2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Tranche A Term Loan Percentages, Incremental Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Parent Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Loan Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Tranche A Term Loans and Incremental Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by any Borrower on account of principal of and interest on any Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the Revolving Credit Lenders.

(d) All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars (or, in the case of any payment of principal or interest on any Optional Currency Revolving Credit Loans, the applicable Optional Currency) and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the respective Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.18(e) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the applicable Borrower, and, if so recovered, such amount shall no longer be deemed outstanding hereunder.

(f) Unless the Administrative Agent shall have been notified in writing by any Borrower prior to the date of any payment being made hereunder that such Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that such Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by such Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the respective Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.7(b), 2.7(c), 2.18(e), 2.18(f), 2.20(g), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent, the Swingline Lender or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any taxes (other than (A) Non-Excluded Taxes in respect of payments under any Loan Document, (B) Other Taxes and (C) taxes in respect of payments under any Loan Document for which a Loan Party is not responsible for the payment of additional amounts under Section 2.20(a)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans (or in the case of (i), any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Parent Borrower shall promptly pay (or shall cause the relevant Borrower to pay) such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable, provided that in the event of the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority described in this Section 2.19(a)(i), the Parent Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor, and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Parent Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled (and any related calculations).

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations to lend hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Parent Borrower (with a copy to the Administrative Agent) of a written request therefor, the Parent Borrower shall pay (or shall cause the relevant Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction provided that the respective Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Parent Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation for costs imposed pursuant to matters set forth in this clause (c) unless it is generally seeking compensation for such costs from similarly situated borrowers under yield protection provisions in credit agreements with such borrowers that provide for such compensation.

(d) If payment in respect of any Revolving Extension of Credit shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible or such Optional Currency is no longer available or readily convertible to

Dollars, or the Dollar Equivalent of such Optional Currency is no longer readily calculable, then, at the election of any affected Lender, the applicable Borrower shall make payment of such Revolving Extension of Credit in Dollars (based upon the Exchange Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or in New York, and shall indemnify such Lender against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(e) A certificate as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Parent Borrower (with a copy to the Administrative Agent) shall contain reasonable supporting calculations and an explanation in connection therewith and shall be conclusive in the absence of manifest error. The obligations of the Borrowers pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, except to the extent provided for in Section 2.19(b).

SECTION 2.20 Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by any jurisdiction under the laws of which the Administrative Agent or such Lender is organized or in which its principal office is located (or, in the case of a Lender, in which its applicable lending office is located) or as a result of any present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made; provided further, however, that no Borrower shall be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes that are attributable to such Lender’s failure to comply with the requirements of paragraph (d), (e) or (f) of this Section 2.20 or that are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from any Borrower with respect to such Non-Excluded Taxes pursuant to this paragraph.

(b) In addition, the relevant Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any Borrower, as promptly as possible thereafter such Borrower shall send to the Administrative Agent, a certified copy of an original official receipt received by such Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. If (i) the relevant Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the relevant

Borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, such Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii).

(d) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Parent Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Parent Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of properly completed and duly executed IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), on which such Non-U.S. Lender shall claim any exemption from or reduction of U.S. federal withholding tax for which such Non-U.S. Lender is eligible, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender, or (iii) any other form prescribed by the applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Parent Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Parent Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Parent Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Parent Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.20, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.20 that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Parent Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Parent Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Parent Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Administrative Agent as may be necessary for the Parent Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(h) For purposes of determining withholding taxes imposed under FATCA, from and after the Closing Date, the Parent Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loans as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i) The agreements in this Section 2.20 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.21 Indemnity. Each Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (in each case as reasonably determined by such Lender) that such Lender may sustain or incur as a consequence of (a) default by such Borrower in making a borrowing of, conversion into or continuation of Eurocurrency Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (except as a result of a notice by the Administrative Agent pursuant to Section 2.17), (b) default by such Borrower in making any prepayment of or conversion from Eurocurrency Loans after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of Eurocurrency Loans on a day that is not the last day of an Interest Period with respect thereto (including as a result of an Event of Default) or (d) the assignment of a Eurocurrency Loan on a day that is not the last day of an Interest Period with respect thereto as a result of a request by the Parent Borrower pursuant to Section 2.24. Without limiting the generality of the foregoing, such indemnification shall include the costs and expenses of each Lender that are attributable to the premature unwinding of any hedging agreement entered into by such Lender in respect of the foreign currency exposure attributable to such actual or proposed Eurocurrency Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the relevant Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.22 Illegality. (a) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, continue Eurocurrency Loans as such and convert ABR Loans to Eurocurrency Loans shall forthwith be cancelled and (b) each of such Lender’s Loans then outstanding as a Eurocurrency Loan, if any, shall (i) if denominated in Dollars, be converted automatically to an ABR Loan on the last day of the then current Interest Period with respect to such Loan or within such earlier period as required by law and (ii) if denominated in an Optional Currency, be repaid by the relevant Borrower on the last day of the then current Interest Periods with respect to such Loan or within such earlier period as required by law. If any such conversion or repayment of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the relevant Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

(b) Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Revolving Credit Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to any Foreign Subsidiary Borrower or to give effect to its obligations as contemplated by this Agreement with respect to any extension of credit to any Foreign Subsidiary Borrower, then, upon written notice by such Revolving Credit Lender (each such Revolving Credit Lender providing such notice, an “Impacted Lender”) to the Parent Borrower and the Administrative Agent:

(i) the obligations of the Revolving Credit Lenders hereunder to make extensions of credit to such Foreign Subsidiary Borrower shall forthwith be (x) suspended until each Impacted Lender notifies the Parent Borrower and the Administrative Agent in writing that it is no longer unlawful for such Revolving Credit Lender to issue, make, maintain, fund or charge interest with respect to any extension of credit to such Foreign Subsidiary Borrower or (y) to the extent required by law, cancelled;

(ii) if it shall be unlawful for any Impacted Lender to maintain or charge interest with respect to any outstanding Revolving Credit Loan to such Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall repay (or at its option and to the extent permitted by law, assign to the Parent Borrower) (x) all Revolving Credit Loans outstanding as ABR Loans made to such Foreign Subsidiary Borrower within three Business Days or such earlier period as required by law and (y) all Revolving Credit Loans outstanding as Eurocurrency Loans made to such Foreign Subsidiary Borrower on the last day of the then current Interest Periods with respect to such Eurocurrency Loans or within such earlier period as required by law; and

(iii) if it shall be unlawful for any Impacted Lender to maintain, charge interest or hold any participation with respect to any Letter of Credit issued on behalf of such Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall deposit in a cash collateral account opened by the Administrative Agent an amount equal to the L/C Obligations with respect to such Letters of Credit within three Business Days or within such earlier period as required by law.

SECTION 2.23 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20(a) with respect to such Lender, it will, if requested by the Parent Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 2.19 or 2.20(a).

SECTION 2.24 Replacement of Lenders under Certain Circumstances. The Parent Borrower shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.19 or 2.20, (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and pay all other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the relevant Borrower shall be liable to such replaced Lender under Section 2.21 if any Eurocurrency Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the relevant Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the relevant Borrower shall pay all additional amounts (if any) required pursuant to Section 2.19 or 2.20, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrowers, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Parent Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

SECTION 2.25 Foreign Subsidiary Borrowers. (a) The Parent Borrower may at any time, with the prior consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), add as a party to this Agreement any Foreign Subsidiary to be a Foreign Subsidiary Borrower. Upon satisfaction of the conditions specified in Section 5.3, such Foreign Subsidiary shall for all purposes be a party hereto as a Foreign Subsidiary Borrower as fully as if it had executed and delivered this Agreement. The Administrative Agent shall notify the Revolving Credit Lenders at least five Business Days prior to granting such consent and, if any Revolving Credit Lender notifies the Administrative Agent within five Business Days that it is not permitted by applicable Requirements of Law or any of its organizational policies to make Revolving Credit Loans to, or participate in Letters of Credit for the account of, the relevant Foreign Subsidiary, shall withhold such consent or shall give such consent only upon effecting changes to the provisions of this Article II as are contemplated by paragraph (c) of this Section 2.25 that will assure that such Revolving Credit Lender is not required to make Revolving Credit Loans to, or participate in Letters of Credit for the account of, such Foreign Subsidiary.

(b) So long as the principal of and interest on any Loans made to any Foreign Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Foreign Subsidiary Borrower under this Agreement shall have been fully performed, the Parent Borrower may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the relevant Lenders thereof), terminate such Subsidiary’s status as a “Foreign Subsidiary Borrower”.

(c) In order to accommodate (i) the addition of a Foreign Subsidiary as a Foreign Subsidiary Borrower or (ii) extensions of credit to a Foreign Subsidiary Borrower, in each case, where one or more Revolving Credit Lenders are able and willing to lend Revolving Credit Loans to, and participate in Letters of Credit issued for the account of, such Foreign Subsidiary, but other Revolving Credit Lenders are not so able and willing, the Administrative Agent shall be permitted, with the consent of the Parent Borrower, to effect such changes to the provisions of this Article II as it reasonably believes are appropriate in order for such provisions to operate in a customary and usual manner for “multiple-currency” syndicated lending agreements to a corporation and certain of its foreign subsidiaries, all with the intention of providing procedures for the Revolving Credit Lenders who are so able and willing to extend credit to such Foreign Subsidiaries and for the other Revolving Credit Lenders not to be required to do so. Prior to effecting any such changes, the Administrative Agent shall give all Revolving Credit Lenders at least five Business Days’ notice thereof and an opportunity to comment thereon.

SECTION 2.26 Parent Borrower as Agent for Foreign Subsidiary Borrowers. (a) Each Foreign Subsidiary Borrower hereby irrevocably appoints the Parent Borrower as the borrowing agent and attorney-in-fact for such Foreign Subsidiary Borrower, which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by the Parent Borrower that it has resigned such position. Each Foreign Subsidiary Borrower hereby irrevocably appoints and authorizes the Parent Borrower to (i) provide all notices and instructions under this Agreement and (ii) take such action as the Parent Borrower deems appropriate on its behalf to obtain Revolving Credit Loans and the issuance of Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

(b) Each Foreign Subsidiary Borrower hereby severally agrees to indemnify each Lender and the Administrative Agent and hold each Lender and the Administrative Agent harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lenders and the Administrative Agent by such Foreign Subsidiary Borrower or by any third party whosoever, arising from or incurred by reason of the Lenders’ or the Administrative Agent’s relying on any instructions of the Parent Borrower on behalf of such Foreign Subsidiary Borrower, except that such Foreign Subsidiary Borrower will have no liability under this subsection 2.26(b) with respect to any liability that is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Lender or the Administrative Agent.

SECTION 2.27 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.9(a);

(b) the Revolving Credit Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Loans are outstanding or L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and L/C Exposure of such Defaulting Lender (other than the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s Swingline Exposure and L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the relevant Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such excess Swingline Exposure of the Defaulting Lender not reallocated among the non-Defaulting Lenders and (y) second, cash collateralize for the benefit of the Issuing Lender only the Borrowers’ obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VIII for so long as such L/C Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is cash collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.27(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the Closing Date and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Parent Borrower or such Lender, satisfactory to the Swingline Lender or the Issuing Lender, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Parent Borrower, the Swingline Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Percentage.

SECTION 2.28 Incremental Facilities. (a) The Parent Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans (an “Incremental Term Loan Facility”) or Revolving Credit Commitments (“Increased Revolving Credit Commitments”; together with any Incremental Term Loan Facility, the “Incremental Facilities”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase, (ii) the applicable Increased Facility Closing Date, (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, and (z) the Applicable Margin for such Incremental Term Loans; provided that (i) no Default Event of Default exists or would exist after giving effect to such Incremental Facility and the incurrence of any Loans thereunder on the applicable Increased Facility Closing Date, (ii) the maturity date and Weighted Average Life to Maturity of any such Incremental Term Loan Facility shall be no earlier than (or the same as) the maturity date and Weighted Average Life to Maturity, respectively, of the Tranche A Term Loans, (iii) the interest rates and amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Parent Borrower and the lenders thereunder and (iv) any Increased Revolving Credit Commitments shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility (including the maturity date in respect thereof) and any Incremental Term Loan Facility shall be on terms and pursuant to documentation, to the extent such terms and documentation are not consistent with, in the case of an Incremental Term Loan Facility, the Tranche A Term Loan Facility (except to the extent permitted by clause (ii) and (iii) above), reasonably satisfactory to the Administrative Agent (including as to the identity of the New Lenders); provided, that if the total yield (calculated for both the Incremental Term Loans and the existing Term Loans, including the upfront fees, any interest rate floors and any OID (as defined below), but excluding any arrangement, structuring, syndication or other similar fees paid by the Parent Borrower) in respect of any Incremental Term Loans exceeds the total yield for the existing Term Loans (it being understood that any such increase may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by the Administrative Agent based on an assumed four-year life to maturity) by more than 0.50% per annum, the Applicable Margin for the existing Term Loans shall be increased so that the total yield in respect of such Incremental Term Loans is 0.50% per annum greater than the total yield for the existing Term Loans. Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of Incremental Term Loans and Increased Revolving Credit Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed $100,000,000 and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $10,000,000. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any additional bank, financial institution or other entity which, with the consent of the Parent Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.28(a) shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit I, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Credit Facility, the Borrower shall borrow Revolving Credit Loans under the relevant increased Revolving Credit Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Revolving Credit Loan (and, in the case of Eurocurrency Loans, of each Eurocurrency Tranche) which would then have been outstanding from such Lender if (i) each such Type or Eurocurrency Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or Eurocurrency Tranche requested to be so borrowed or effected had been proportionately increased. The Eurocurrency Base Rate applicable to any Eurocurrency Loan borrowed pursuant to the preceding sentence shall equal the Eurocurrency Base Rate then applicable to the Eurocurrency Loans of the other Revolving Credit Lenders in the same Eurocurrency Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Parent Borrower and the relevant Revolving Credit Lender).

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Closing Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Parent Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

ARTICLE III. LETTERS OF CREDIT

SECTION 3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of any Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars or an Optional Currency and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

(b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Parent Borrower (on its own behalf or on behalf of a Foreign Subsidiary Borrower) may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Parent Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Parent Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

SECTION 3.3 Commissions, Fees and Other Charges. (a) The relevant Borrower will pay a commission on all undrawn and unpaid Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurocurrency Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the relevant Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees and commissions, the relevant Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the respective Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate (or, in the case of any such amount in an Optional Currency, the daily average rate for the settlement of obligations between banks in such currency as determined by the Administrative Agent) during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Credit Facility (or, in the case of any such amount in an Optional Currency, the Overnight Eurocurrency Rate for such Optional Currency plus the Applicable Margin for Eurocurrency Loans under the Revolving Credit Facility). A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from any Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrowers. Each Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the relevant Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment; provided that if the Issuing Lender does not notify the relevant Borrower as provided for above earlier than 9:30 A.M. (New York City time) on the date such draft is paid then such reimbursement payment may be made the Business Day immediately subsequent to the date such draft is paid. Each such payment shall be made to the Issuing Lender at its address for notices specified herein or as it may otherwise direct in lawful money of the United States or in the relevant Optional Currency, as the case maybe, and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the relevant Borrower under this Article III from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.15(c); provided that if the Issuing Lender does not notify the relevant Borrower as provided for above earlier than 9:30 A.M. (New York City time) on the date such draft is paid, then for such day (and until the next Business Day) all amounts remaining unpaid in respect of such notice shall bear interest the rate set forth in Section 2.15(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the relevant Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by such Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of ABR Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the date of such drawing.

SECTION 3.6 Obligations Absolute. Each Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. Each Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and such Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among such Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of such Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. Each Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on such Borrower and shall not result in any liability of the Issuing Lender to such Borrower.

SECTION 3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the relevant Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the relevant Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.9 Transitional Provisions. On the Closing Date, the certain letters of credit outstanding under the Previous Credit Agreement as of the Closing Date (the “Existing Facility Letters of Credit”), (i) shall be deemed to be Letters of Credit issued pursuant to and in compliance with this Article III, (ii) the face amount of such Existing Facility Letters of Credit shall be included in the calculation of the available L/C Commitment and the Revolving Extensions of Credit, (iii) the provisions of this Article III shall apply thereto, and the Parent Borrower and the Revolving Credit Lenders hereunder hereby expressly assume all obligations with respect to such Letters of Credit and (iv) all liabilities of the Parent Borrower with respect to such Existing Facility Letters of Credit shall constitute Obligations.

SECTION 3.10 Cash Collateralization. If on any date the L/C Obligations (including the Dollar Equivalent of the L/C Obligations denominated in Optional Currencies) shall exceed the L/C Commitment, then the Borrowers shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.

SECTION 3.11 Currency Adjustments. (a) Notwithstanding anything to the contrary contained in this Agreement, for purposes of calculating any fee in respect of any Letter of Credit in respect of any Business Day, the Administrative Agent shall convert the amount available to be drawn under any Letter of Credit denominated in an Optional Currency into the Dollar Equivalent thereof.

(b) Notwithstanding anything to the contrary contained in this Article III, prior to demanding any reimbursement from the L/C Participants pursuant to Section 3.4 in respect of any Letter of Credit denominated in an Optional Currency, the Issuing Lender shall convert the Borrowers’ obligations under Section 3.5 to reimburse the Issuing Lender in such currency into an obligation to reimburse the Issuing Lender in Dollars, and the obligations in respect of such Letter of Credit shall be Dollar obligations for all purposes thereafter. The Dollar amount of the reimbursement obligation of the Borrowers and the L/C Participants shall be computed by the Issuing Lender based upon the Exchange Rate in effect for the day on which such conversion occurs, as determined by the Administrative Agent in accordance with the terms hereof.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Parent Borrower (and with respect to Section 4.22 only, each Foreign Subsidiary Borrower) hereby represents and warrants to the Administrative Agent and each Lender that:

SECTION 4.1 Financial Condition. (a) The unaudited pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Parent Borrower and its Subsidiaries as of and for the twelve-month period ending on September 30, 2015 (including the notes thereto) (the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date (in the case of the balance sheet) or at the beginning of such period (in the case of the statement of income)) to the consummation of the Transactions. The Pro Forma Financial Statements have been prepared in good faith based on information believed by the Parent Borrower as of the date of delivery thereof to be reasonable, and present fairly in all material respects the financial position of Parent Borrower and its Subsidiaries as of September 30, 2015, assuming that the events specified in the preceding sentence had occurred at such date or at the beginning of such period, as applicable.

(b) The audited consolidated balance sheets of the Parent Borrower and its Subsidiaries as at December 31, 2013 and 2014 and the related consolidated statements of income and of cash flows for the fiscal years ended December 31, 2012, 2013 and 2014, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial position of the Parent Borrower and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at September 30, 2015 and the related consolidated statements of income and of cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial position of the Parent Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended. All such financial statements, including the related schedules and any notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants (in the case of audited financial statements) or an officer of the Parent Borrower (in the case of unaudited financial statements) and disclosed therein, and provided that the unaudited financial statements need not contain footnotes).

(c) The audited consolidated balance sheets of the Target as at December 31, 2013 and 2014 and the related consolidated statements of income and of cash flows for the fiscal years ended December 31, 2013 and 2014, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial position of the Target as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of the Target as at September 30, 2015 and the related consolidated statements of income and of cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial position of the Target as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended. All such financial statements, including the related schedules and any notes thereto, have been prepared in accordance with GAAP (subject to such exceptions and qualifications as may be described therein), and provided that the unaudited financial statements need not contain footnotes).

(d) As of the date of the most recent financial statements referred to in Sections 4.1(b), the Parent Borrower and its Subsidiaries did not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that were not reflected in such financial statements, except as set forth on Part I of Schedule 4.1. During the period from December 31, 2014 to and including the date hereof, there has been no Disposition by the Parent Borrower of any material part of its business or Property, except as set forth on Part II of Schedule 4.1.

SECTION 4.2 No Change. Since December 31, 2014, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.3 Corporate Existence; Compliance with Law. Each of the Parent Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except in the case of clauses (c) and (d) to the extent that the failure to so qualify and be in good standing or to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrowers, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrowers, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4 and (ii) the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Parent Borrower or any of its Subsidiaries in any material respect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law (excluding compliance in the ordinary course of business with the laws and regulations enforced by the United States Food and Drug Administration and any compliance with comparable health and safety requirements) or Contractual Obligation applicable to the Parent Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

SECTION 4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Parent Borrower, threatened by or against the Parent Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) which would reasonably be expected to have a Material Adverse Effect.

SECTION 4.7 No Default. Neither the Parent Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.8 Ownership of Property; Liens. Each of the Parent Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its real property, and sufficient title to enjoy the benefits of, or a valid leasehold interest in, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

SECTION 4.9 Intellectual Property. Except as set forth on Schedule 4.9, (a) the Parent Borrower and each of its Subsidiaries owns, or is licensed to use or otherwise possess a legally enforceable right to use, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) no material claim has been asserted and is pending by any Person challenging or questioning the use of any material constituent of the Intellectual Property or the validity or effectiveness of any material constituent of the Intellectual Property, nor does the Parent Borrower know of any valid basis for any such claim; and (c) to the Parent Borrower’s knowledge, the use of Intellectual Property by the Parent Borrower and its Subsidiaries does not infringe on the valid rights of any Person in any material respect.

SECTION 4.10 Taxes. Each of the Parent Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns which are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate procedures and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be); no tax Lien has been filed, and, to the knowledge of the Parent Borrower, no material claim is being asserted, with respect to any such tax, fee or other charge.

SECTION 4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect without prior written notice to the Administrative Agent or for any purpose which violates the provisions of the regulations of the Board. If requested by any Lender or the Administrative Agent, the Parent Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

SECTION 4.12 Labor Matters. There are no strikes or other labor disputes against the Parent Borrower or any of its Subsidiaries pending or, to the knowledge of the Parent Borrower, threatened that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Parent Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect. All payments due from the Parent Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Parent Borrower or the relevant Subsidiary.

SECTION 4.13 ERISA. During the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, neither a Reportable Event with respect to a Single Employer Plan nor a failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan has occurred, whether or not waived, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount (determined in both cases using the assumptions applicable thereto promulgated under Section 430 of the Code). Neither the Parent Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or would reasonably be expected to result in a material liability under ERISA, and neither the Parent Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Parent Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is Insolvent.

SECTION 4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

SECTION 4.15 Subsidiaries. (a) Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than equity compensation granted to employees, consultants, officers or directors and directors’ qualifying shares) of any nature relating to the issuance of any Capital Stock of the Parent Borrower or any Subsidiary, except under the Loan Documents.

SECTION 4.16 Use of Proceeds. The proceeds of the Tranche A Term Loans shall be used to finance in part the Transactions. The proceeds of the Revolving Credit Loans shall be used to finance in part the Transactions and for the general corporate purposes of the Parent Borrower and its Subsidiaries, including for acquisitions not prohibited by this Agreement and for repurchases of Capital Stock of the Parent Borrower, and to repay revolving loans outstanding under the Previous Credit Agreement. The proceeds of any Incremental Term Loans, Letters of Credit and Swingline Loans shall be used for the general corporate purposes of the Parent Borrower and its Subsidiaries, including for acquisitions not prohibited by this Agreement and for repurchases of Capital Stock of the Parent Borrower.

SECTION 4.17 Environmental Matters. Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by the Parent Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) would reasonably be expected to have given rise to a release or a threat of release, as regulated or defined, under any Environmental Law.

(b) The Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Parent Borrower or any of its Subsidiaries (the “Business”). Neither the Parent Borrower nor any of its Subsidiaries has contractually assumed any liability of any other Person under Environmental Laws other than in the ordinary course of business.

(c) Neither the Parent Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability, judicial proceeding or governmental or administrative action or consent decrees or other decrees, consent orders, administrative orders or other orders, regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Parent Borrower have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) There has been no release or threat of release of Materials of Environmental Concern at or from the properties previously owned or operated by the Parent Borrower or any Subsidiary (the “Former Properties”) during such period of ownership or operation, or arising from or related to the operations of the Parent Borrower or any Subsidiary in connection with the Former Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws.

SECTION 4.18 Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Parent Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

SECTION 4.19 Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent, and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3).

SECTION 4.20 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

SECTION 4.21 Anti-Corruption Laws and Sanctions. The Parent Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents (when acting for the Parent Borrower or any of its Subsidiaries) with Anti-Corruption Laws and applicable Sanctions. The Parent Borrower, its Subsidiaries and their respective directors and officers and, to the knowledge of the Parent Borrower and its Subsidiaries, their respective employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. The Parent Borrower and its Subsidiaries, and to the knowledge of the Parent Borrower and its Subsidiaries, their respective officers, employees, directors and agents, are not knowingly engaged in any activity that would reasonably be expected to result in any Borrower being designated as a Sanctioned Person. None of (a) the Parent Borrower, any Subsidiary or, to the knowledge of the Parent Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Parent Borrower, any agent of the Parent Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person. Neither the Parent Borrower nor any of its Subsidiaries will use the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 4.22 Foreign Subsidiary Borrowers. With respect to each Foreign Subsidiary Borrower party to this Agreement as of the Closing Date:

(a) subject to applicable Requirements of Law, the obligations of such Foreign Subsidiary Borrower under this Agreement, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Indebtedness of such Foreign Subsidiary Borrower;

(b) such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts;

(c) neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note;

(d) such Foreign Subsidiary Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note;

(e) the waiver by such Foreign Subsidiary Borrower described in clause (d) of this Section 4.22 is the legal, valid and binding obligation of such Foreign Subsidiary Borrower, subject to customary qualifications and limitations;

(f) this Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note;

(g) it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid; and

(h) the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE V. CONDITIONS PRECEDENT

SECTION 5.1 Conditions to the Effectiveness of this Agreement. The amendment and restatement of the Previous Credit Agreement effected hereby and the agreement of each Lender to make the extensions of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Parent Borrower, each Foreign Subsidiary Borrower party hereto on the date hereof and each Lender (which Lenders shall constitute Required Lenders (as defined under the Previous Credit Agreement)), the “Revolving Credit Commitments” under the Previous Credit Agreement shall have been replaced with the Revolving Credit Commitments hereunder and the Existing Revolving Credit Loans of Existing Revolving Credit Lenders that are not Revolving Credit Lenders hereunder on the Closing Date shall have been repaid (together with accrued interest thereon) (provided that Lenders constituting the Required Lenders (as defined in the Previous Credit Agreement) have executed and delivered this Agreement, any Existing Revolving Credit Lender that is not a Lender under this Agreement shall be deemed to have been replaced under Section 2.21 of the Previous Credit Agreement by the Revolving Credit Lenders hereunder).

(b) Acquisition. Substantially concurrently with the occurrence of the Closing Date and the making by each Lender of its initial extension of credit hereunder, the Acquisition shall have been consummated pursuant to the Acquisition Agreement and no provision thereof shall have been amended or waived, and no consent shall have been given thereunder, in any manner materially adverse to the interests of the Lead Arranger or the Lenders without the prior written consent of the Lead Arranger (provided that (x) any amendment, modification, waiver or consent in respect of the definition of “Material Adverse Effect” set forth therein shall, in each case, be deemed to be materially adverse to the interests of the Lead Arranger and the Lenders and (y) any amendment, modification, waiver or consent that results in a reduction in the Merger Consideration (as defined in the Acquisition Agreement) of less than 10% shall be deemed not to be materially adverse to the interests of the Lead Arranger and the Lenders).

(c) Other Indebtedness. On the Closing Date, after giving effect to the Transactions, neither the Parent Borrower nor any of its Subsidiaries shall have any Indebtedness for borrowed money other than such Indebtedness permitted under this Agreement or the Previous Credit Agreement.

(d) Fees. The Lenders, the Administrative Agent and the Arrangers shall have received (to the extent invoiced at least two Business Days prior to the Closing Date) all fees and reasonable and documented expenses required to be paid on or before the Closing Date (including the reasonable and documented fees and expenses of one legal counsel) on or before the Closing Date.

(e) Security Documents. The Administrative Agent shall have received (i) an Assumption Agreement in the form of Annex I to the Guarantee and Collateral Agreement, executed and delivered by an authorized officer of the Target and (ii) the Fourth Amendment to Guarantee and Collateral Agreement, executed and delivered by an authorized officer of the Parent Borrower and each other Loan Party that is party to the Guarantee and Collateral Agreement immediately prior to giving effect to the Closing Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Parent Borrower and its Subsidiaries are located, and such search shall reveal no liens on any of the assets of the Parent Borrower or any Subsidiary except for liens permitted by Section 7.3 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party party hereto on the date hereof, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments and (ii) a long form good standing certificate for each Loan Party (other than the Foreign Subsidiary Borrower party hereto on the Closing Date) from its jurisdiction of organization.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, from an authorized officer of the Parent Borrower, substantially in the form of Exhibit D.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Sullivan & Cromwell LLP, counsel to the Parent Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of NautaDutilh N.V., Dutch counsel to Linvatec Nederland B.V., substantially in the form of Exhibit F-2;

(iii) the legal opinion of Daniel S. Jonas, general counsel of the Parent Borrower, substantially in the form of Exhibit F-3.

(j) Specified Acquisition Agreement Representations. Each of the Specified Acquisition Agreement Representations shall be true and correct in all respects on and as of the Closing Date, except to the extent expressly made as of an earlier date, in which case such Specified Acquisition Agreement Representations shall have been true and correct in all respects as of such earlier date.

(k) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date as if made on and as of such date.

(l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue delay, burden or expense) to deliver to the Administrative Agent the promissory notes and related transfer forms required by clause (ii) above, such promissory notes and/or transfer forms are not delivered as of the Closing Date, delivery of such items shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 60 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be filed or be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue delay, burden or expense) to satisfy the requirement set forth in this Section 5.1(m), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 60 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(n) PATRIOT Act. The Administrative Agent shall have received, at least three Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested at least five Business Days prior to the Closing Date.

(o) Target Material Adverse Effect.

(i) Except as set forth in the Company Disclosure Letter (as defined in the Acquisition Agreement as of the Acquisition Signing Date) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent), since December 31, 2014, there shall not have been any change in the financial condition, properties, assets, liabilities, business or results of their operations of the Target which, individually or in the aggregate, has had, or is reasonably likely to have, a Target Material Adverse Effect.

(ii) Since the Acquisition Signing Date, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Target Material Adverse Effect.

For the purpose of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of any Borrower hereunder (other than the initial extensions of credit on the Closing Date) shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 5.3 Conditions to Initial Loan to Each Foreign Subsidiary Borrower. The agreement of each Revolving Credit Lender to make any Loans or issue any Letters of Credit to any Foreign Subsidiary Borrower that was not a party to this Agreement as of the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) Joinder Agreement. The Administrative Agent shall have received a Foreign Subsidiary Borrower Joinder Agreement, substantially in the form of Exhibit J, executed and delivered by such Foreign Subsidiary Borrower and the Parent Borrower.

(b) Opinion. The Administrative Agent shall have received an opinion of counsel for such Foreign Subsidiary Borrower reasonably acceptable to the Administrative Agent, covering such matters relating to the transactions contemplated hereby as the Administrative Agent may reasonably request.

(c) Other Documents. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of such Foreign Subsidiary Borrower, the authorization of the transactions contemplated hereby relating to such Foreign Subsidiary Borrower and any other legal matters relating to such Foreign Subsidiary Borrower, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) Additional Representations and Warranties. Unless otherwise agreed by the Administrative Agent, the following representations and warranties shall be true and correct on and as of such date:

(i) Pari Passu. Subject to applicable Requirements of Law, the obligations of such Foreign Subsidiary Borrower under this Agreement, when executed and delivered by such Foreign Subsidiary Borrower, will rank at least pari passu with all unsecured Indebtedness of such Foreign Subsidiary Borrower.

(ii) No Immunities, etc. Such Foreign Subsidiary Borrower is subject to civil and commercial law with respect to its obligations under this Agreement and any Note, and the execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement constitute and will constitute private and commercial acts and not public or governmental acts. Neither such Foreign Subsidiary Borrower nor any of its property, whether or not held for its own account, has any immunity (sovereign or other similar immunity) from any suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or other similar immunity) under laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement or any Note. Such Foreign Subsidiary Borrower has waived, and hereby does waive, every immunity (sovereign or otherwise) to which it or any of its properties would otherwise be entitled from any legal action, suit or proceeding, from jurisdiction of any court and from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) under the laws of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing in respect of its obligations under this Agreement and any Note. The waiver by such Foreign Subsidiary Borrower described in the immediately preceding sentence is the legal, valid and binding obligation of such Foreign Subsidiary Borrower, subject to customary qualifications and limitations.

(iii) No Recordation Necessary. This Agreement and each Note, if any, is in proper legal form under the law of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing for the enforcement hereof or thereof against such Foreign Subsidiary Borrower under the law of such jurisdiction, and to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note. It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and any such Note that this Agreement, any Note or any other document be filed, registered or recorded with, or executed or notarized before, any court or other authority in the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing or that any registration charge or stamp or similar tax be paid on or in respect of this Agreement, any Note or any other document, except for any such filing, registration or recording, or execution or notarization, as has been made or is not required to be made until this Agreement, any Note or any other document is sought to be enforced and for any charge or tax as has been timely paid.

(iv) Exchange Controls. The execution, delivery and performance by such Foreign Subsidiary Borrower of this Agreement, any Note or the other Loan Documents is, under applicable foreign exchange control regulations of the jurisdiction in which such Foreign Subsidiary Borrower is organized and existing, not subject to any notification or authorization except (i) such as have been made or obtained or (ii) such as cannot be made or obtained until a later date (provided any notification or authorization described in immediately preceding clause (ii) shall be made or obtained as soon as is reasonably practicable).

ARTICLE VI. AFFIRMATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall and shall cause each of its Subsidiaries to:

SECTION 6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent Borrower and its Subsidiaries, a copy of the audited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent Borrower and its Subsidiaries, the unaudited consolidated balance sheet of the Parent Borrower and its Subsidiaries as at the end

of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein, and provided that the financial statements referred to in Section 6.1(b) need not contain footnotes).

SECTION 6.2 Certificates; Other Information. Furnish to the Administrative Agent and each Lender, or, in the case of clause (f), to the Administrative Agent for the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Parent Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Parent Borrower and its Subsidiaries, as the case may be, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any county or state within the United States where any Loan Party keeps inventory or equipment and of any Intellectual Property acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any change of jurisdiction of organization of any Loan Party;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Parent Borrower and its Subsidiaries, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Parent Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days (and 90 days in the case of the end of a fiscal year) after the end of each fiscal quarter of the Parent Borrower and its Subsidiaries, either (i) a Form 10-Q or 10-K for the Parent Borrower and its Subsidiaries for such fiscal quarter, which contains a narrative discussion and analysis of the financial condition and results of operations of the Parent Borrower and its Subsidiaries for such fiscal quarter, or (ii) such narrative discussion and analysis;

(e) (i) within five days after the same are sent, copies of all financial statements and reports which the Parent Borrower sends to the holders of any class of its debt securities or public equity securities and (ii) within five days after the same are filed, copies of all financial statements and periodic reports which the Parent Borrower may make to, or file with, the SEC, provided that the Parent Borrower shall be deemed to have complied with this clause (e)(ii) if the Parent Borrower provides written notice (which may be in electronic form) of the making or filing of any such financial statements or reports and the same is continuously available on “EDGAR”, the Electronic Data Gathering Analysis and Retrieval system of the SEC, or “http://www.sec.gov/edgarhp.htm”; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent.

SECTION 6.3 Payment of Obligations. (a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate procedures or reserves in conformity with GAAP with respect thereto have been provided on the books of the Parent Borrower or its Subsidiaries, as the case may be.

(b) Each of the Loan Parties will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate procedures or reserves in conformity with GAAP with respect thereto have been provided on the books of such Loan Party and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

SECTION 6.4 Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Parent Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.5 Maintenance of Property; Insurance. (a) Keep all Property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; (b) maintain with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; (c) maintain, with financially sound and reputable companies, insurance policies (i) insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as may be reasonably satisfactory to the Administrative Agent and (ii) insuring such Loan Party against liability for personal injury and property damage relating to such Inventory and Equipment, such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Lenders (all such insurance shall (A) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (B) name the Administrative Agent, on behalf of the Lenders, as loss payee, and (C) be reasonably satisfactory in all other respects to the Administrative Agent); and (d) the Parent Borrower shall deliver to the Administrative Agent and the Lenders a report of a reputable insurance broker with respect to such insurance during the month of November in each calendar year and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

SECTION 6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Parent Borrower and its Subsidiaries with officers and employees of the Parent Borrower and its Subsidiaries and with its independent certified public accountants.

SECTION 6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any material Contractual Obligation of the Parent Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding directly affecting the Parent Borrower or any of its Subsidiaries not disclosed in a filing made by a Loan Party with the SEC in which (i) the amount sought from the Parent Borrower and its Subsidiaries is $25,000,000 or more and not covered by insurance or (ii) injunctive or similar relief material to the operations of the Parent Borrower is sought, in each case, as to which the Parent Borrower or any of its Subsidiaries has knowledge or reasonably should have knowledge;

(d) the following events, as soon as possible and in any event within 30 days after the Parent Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Parent Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; and

(e) any development or event which has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent Borrower or the relevant Subsidiary proposes to take with respect thereto.

SECTION 6.8 Environmental Laws. (a) Comply with, and make all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and make all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.9 Additional Collateral, etc. (a) With respect to any Property acquired after the Closing Date by the Parent Borrower or any of its Material Domestic Subsidiaries (other than (x) any Property described in paragraph (b), (c) or (d) below and (y) any Property subject to a Lien expressly permitted by Section 7.3(g), (l) (if such Lien was granted in a transaction comparable to that permitted by Section 7.3(g)) or (o)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or reasonably advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, subject to no Liens except as permitted by Section 7.3, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a purchase price (together with improvements thereof) of at least $15,000,000 acquired after the Closing Date by the Parent Borrower or any of its Material Domestic Subsidiaries (which, for purposes of this Section 6.9(b), shall include any such property owned by an entity at the time such entity becomes a Material Domestic Subsidiary) (other than any such real property subject to a Lien expressly permitted by Section 7.3(g)), promptly (i) execute and deliver a first priority mortgage in a form reasonably satisfactory to the Administrative Agent in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, subject to no Liens except as permitted by Section 7.3, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount equal to the purchase price of such real estate as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent, (iii) if requested by the Administrative Agent, deliver to the Administrative Agent a legal opinion relating to the enforceability of such mortgage which opinion shall be in form and substance and with customary exceptions and qualifications, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) deliver to the Administrative Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Parent Borrower or the other Loan Party with title to such real property) and if any such real property is located in a special flood hazard area, evidence of flood insurance in form and amount that is commercially reasonable for such real property.

(c) With respect to any new Material Domestic Subsidiary created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Domestic Subsidiary that (1) becomes or is designated a Material Domestic Subsidiary or (2) ceases to be a Foreign Subsidiary Holdco and is a Material Domestic Subsidiary), the Parent Borrower or the Subsidiary owning the Capital Stock of such new Material Domestic Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Material Domestic Subsidiary which is owned by the Parent Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, (iii) cause such new Material Domestic Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Material Domestic Subsidiary, subject to no Liens except as permitted by Section 7.3, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance and with customary exceptions and qualifications, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any new Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (65%) created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (d), shall include (1) any existing Foreign Subsidiary or Foreign Subsidiary Holdco that (A) becomes or is designated a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (65%) or (B) is a Material Foreign Subsidiary and becomes a Pledge Eligible Foreign Subsidiary (65%) or (2) any Domestic Subsidiary that becomes a Foreign Subsidiary Holdco that is a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (65%)), the Parent Borrower or the Subsidiary owning the Capital Stock of such Material Foreign Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Material Foreign Subsidiary that is owned by the Parent Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Material Foreign Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if such Capital Stock is certificated, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance and with customary exceptions and qualifications, and from counsel, reasonably satisfactory to the Administrative Agent.

(e) With respect to any new Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%) created or acquired after the Closing Date by the Parent Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (e), shall include (1) any existing Foreign Subsidiary or Foreign Subsidiary Holdco that (A) becomes or is designated a Material Foreign Subsidiary that is a Pledge Eligible Foreign Subsidiary (100%) or (B) is a Material Foreign Subsidiary and becomes a Pledge Eligible Foreign Subsidiary (100%) or (2) any existing Domestic Subsidiary that becomes a Foreign Subsidiary Holdco that is a Material Foreign Subsidiary and a Pledge Eligible Foreign Subsidiary (100%)), the Parent Borrower or the Subsidiary owning the Capital Stock of such new Material Foreign Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or reasonably advisable in order to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Material Foreign Subsidiary that is owned by the Parent Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, if such Capital Stock is certificated, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Parent Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, (iii) cause such new Material Foreign Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or reasonably advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Material Foreign Subsidiary, subject to no Liens except as permitted by Section 7.3, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance and with customary exceptions and qualifications, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 6.10 Additional Covenants Relating to Collateral. (a) If any amount in excess of $10,000,000 payable under or in connection with any of the Collateral shall be or become evidenced by any Instrument or Chattel Paper, deliver such Instrument or Chattel Paper immediately to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to the Guarantee and Collateral Agreement.

(b) Not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (A) all additional executed financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for in the Guarantee and Collateral Agreement, and (B) if applicable, a written supplement to Schedule 5 to the Guarantee and Collateral Agreement showing any additional location at which Inventory or Equipment shall be kept:

(i) permit any of the Inventory or Equipment to be kept at a location other than those listed on Schedule 5 to the Guarantee and Collateral Agreement (other than mobile goods and Inventory and Equipment located temporarily in a UCC financing statement filing jurisdiction the aggregate fair market value of which is less than $50,000,000);

(ii) change the location of its chief executive office or sole place of business from that referred to in Section 4.4 of the Guarantee and Collateral Agreement; or

(iii) change its name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with the Guarantee and Collateral Agreement would become misleading.

(c) Advise the Administrative Agent and the Lenders promptly, in reasonable detail, of:

(i) any Lien (other than security interests created hereby or Liens permitted under Section 7.3) on any material portion of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder in any material respect; and

(ii) the occurrence of any other event which would reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

SECTION 6.11 Post-Closing Covenant. Satisfy, to the extent not satisfied on the Closing Date, the requirements set forth in Section 5.1(m) within the time period set forth in such Section.

ARTICLE VII. NEGATIVE COVENANTS

The Parent Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Parent Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

SECTION 7.1 Financial Condition Covenants.

(a) Consolidated Senior Secured Leverage Ratio. Permit the Consolidated Senior Secured Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending with any fiscal quarter set forth below to exceed the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Consolidated Senior Secured Leverage Ratio
March 31, 2016	4.25 to 1.00
June 30, 2016	4.25 to 1.00
September 30, 2016	4.25 to 1.00
December 31, 2016	4.00 to 1.00
March 31, 2017	4.00 to 1.00
June 30, 2017	4.00 to 1.00
September 30, 2017	4.00 to 1.00
December 31, 2017	4.00 to 1.00
March 31, 2018	4.00 to 1.00
June 30, 2018	4.00 to 1.00
September 30, 2018	4.00 to 1.00
December 31, 2018	3.75 to 1.00
March 31, 2019	3.75 to 1.00
June 30, 2019	3.75 to 1.00
September 30, 2019	3.75 to 1.00
December 31, 2019 and thereafter	3.50 to 1.00

(b) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending on or after the Closing Date to exceed 4.75 to 1.00.

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio for any period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries ending on or after the Closing Date to be less than 2.25 to 1.00.

SECTION 7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Parent Borrower to any Subsidiary and of any Wholly-Owned Subsidiary Guarantor to the Parent Borrower or any other Subsidiary;

(c) Indebtedness secured by Liens permitted by Section 7.3(g); provided that the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenants contained in Section 7.1 recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of each relevant period for testing such compliance;

(d) Capital Lease Obligations in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

(f) guarantees made in the ordinary course of business by the Parent Borrower or any of its Subsidiaries of obligations of any Wholly-Owned Subsidiary Guarantor;

(g) Indebtedness of the Parent Borrower or its Subsidiaries on account of industrial revenue bonds in an aggregate principal amount not to exceed $40,000,000 at any one time outstanding;

(h) guarantees made in the ordinary course of business by the Parent Borrower or any of its Subsidiaries of lease obligations of their customers in respect of equipment sold by the Parent Borrower or any of its Subsidiaries to a third party and then leased to such customer in an aggregate amount outstanding at any time not to exceed $30,000,000;

(i) Indebtedness in respect of letters of credit (not otherwise permitted under this Section 7.2) outstanding in the ordinary course of business in an aggregate face amount not to exceed $50,000,000;

(j) Indebtedness of (i) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party and (ii) any Subsidiary Guarantor to any Subsidiary that is not a Loan Party;

(k) Indebtedness of any Foreign Subsidiary or Foreign Subsidiary Holdco to the Parent Borrower or any other Subsidiary (so long as no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness), provided that (x) the requirements of Section 6.9 are satisfied and (y) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the greater of $150,000,000 or 10% of the Consolidated Total Tangible Assets (measured on the date of incurrence of the most recent of such Indebtedness), and provided, further, that any Indebtedness permitted by this Section 7.2(k) shall be evidenced by a note or similar instrument and pledged in accordance with Section 6.9 and the Guarantee and Collateral Agreement;

(l) (i) Permitted Unsecured Indebtedness; provided that (x) at the time of, and after giving effect to, the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (y) the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenant contained in Section 7.1 (b), in each case recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of such period and (ii) any guarantee by any Subsidiary in respect of any Permitted Unsecured Indebtedness; provided that (x) no Subsidiary that is not a Loan Party shall guarantee any Permitted Unsecured Indebtedness and (y) any such guarantee in respect of Permitted Unsecured Indebtedness shall be unsecured;

(m) Indebtedness incurred in connection with or in substitution or replacement of a Receivables Transfer Program in an aggregate principal amount not to exceed $100,000,000;

(n) (i) Permitted Subordinated Indebtedness; provided that the Parent Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the financial covenant contained in Section 7.1(b), recomputed on a pro forma basis as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of such period and (ii) any guarantee by any Subsidiary in respect of any Permitted Subordinated Indebtedness; provided that (x) no Subsidiary that is not a Loan Party shall guarantee any Permitted Subordinated Indebtedness and (y) any such guarantee shall be subordinated to the prior payment in full of the Obligations on the same basis as the related Permitted Subordinated Indebtedness;

(o) unsecured Indebtedness not otherwise permitted by this Section 7.2 in an aggregate principal amount not to exceed $50,000,000; and

(p) (i) Obligations under or in respect of interest rate Swap Agreements up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time, and (ii) Obligations owing under other Swap Agreements entered into in order to manage existing or anticipated exchange rate or commodity price risks and not for speculative purposes

SECTION 7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or charges not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Parent Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and Liens securing judgments to the extent not constituting an Event of Default pursuant to Section 8(h);

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Parent Borrower or any of its Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f) (and any replacements or extensions thereof), securing Indebtedness permitted by Section 7.2(e), provided that no such Lien is spread to cover any additional Property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens upon real and/or tangible personal Property acquired after the Closing Date (by purchase, construction or otherwise) by the Parent Borrower or any of its Subsidiaries, each of which Liens either (i) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (ii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property and permitted by Section 7.2; provided that (A) no such Lien shall extend to or cover any Property of the Parent Borrower or such Subsidiary other than the Property so acquired or financed, and (B) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a Responsible Officer) of such Property at the time it was acquired (by purchase, construction or otherwise);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Parent Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens arising from precautionary UCC financing statement filings regarding operating leases or consignment arrangements entered into by the Parent Borrower or its Subsidiaries in the ordinary course of business;

(k) Liens in favor of banking institutions encumbering the deposits (including the right of setoff) held by such banking institutions in the ordinary course of business and which are within the general parameters customary in the banking industry;

(l) Liens on the property or assets of a corporation which becomes a Subsidiary after the Closing Date securing Indebtedness permitted by Section 7.2, provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such corporation after the time such corporation becomes a Subsidiary, and (iii) the amount of Indebtedness secured thereby is not increased;

(m) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Parent Borrower and all Subsidiaries) $35,000,000 at any one time;

(n) Liens securing Indebtedness permitted by Section 7.2(e) on the real property of the Parent Borrower or its Subsidiaries in Largo, Florida;

(o) Liens on accounts receivable or related ancillary rights and assets sold, transferred, encumbered or otherwise disposed of, or purported to have been sold, transferred, encumbered or otherwise disposed of pursuant to a Receivables Transfer Program in accordance with Section 7.5(k); and

(p) Liens in the nature of escrow arrangements for deferred payments to be made in connection with a Permitted Business Acquisition to the extent such payments constitute amounts permitted under Section 7.8(k) and the rights of any beneficiary thereunder.

SECTION 7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business except:

(a) (i) any Subsidiary may be merged or consolidated with or into the Parent Borrower (provided that the Parent Borrower shall be the continuing or surviving corporation), any Wholly-Owned Subsidiary Guarantor (provided that the Wholly-Owned Subsidiary Guarantor shall be the continuing or surviving corporation) or an entity that will become a Wholly-Owned Subsidiary Guarantor following a Permitted Business Acquisition and (ii) any Subsidiary (other than a Wholly-Owned Subsidiary Guarantor) may be merged or consolidated with or into a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) (i) any Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Parent Borrower or any Subsidiary Guarantor in which the Parent Borrower has an equal or higher direct or indirect ownership percentage and (ii) any Subsidiary that is not a Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Loan Party in which the Parent Borrower has an equal or higher direct or indirect ownership percentage or any Subsidiary Guarantor;

(c) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary (provided that if (1) one such Subsidiary is a Wholly-Owned Foreign Subsidiary, such Wholly-Owned Foreign Subsidiary shall be the continuing or surviving corporation, (2) one such Subsidiary is a Pledge Eligible Foreign Subsidiary (65%), such Pledge Eligible Foreign Subsidiary (65%) shall be the continuing or surviving corporation or the continuing or surviving corporation shall be designated a Pledge Eligible Foreign Subsidiary (65%) and (3) one such Subsidiary is a Pledge Eligible Foreign Subsidiary (100%), the Pledge Eligible Foreign Subsidiary (100%) shall be the continuing or surviving corporation or the continuing or surviving corporation shall be designated a Pledge Eligible Foreign Subsidiary (100%)); and

(d) to the extent permitted by Section 7.5.

SECTION 7.5 Limitation on Sale of Assets. Dispose of any of its Property or business (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale or other Disposition of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of the Capital Stock of (i) any Subsidiary to the Parent Borrower or any Wholly-Owned Subsidiary Guarantor, (ii) any Subsidiary (other than a Wholly-Owned Subsidiary Guarantor) to any Subsidiary Guarantor and (iii) any Subsidiary that is not a Loan Party to any other Subsidiary;

(e) the sale or transfer of any Capital Stock of any Subsidiary that is not a Loan Party acquired pursuant to a Permitted Business Acquisition to any other Subsidiary;

(f) any Asset Sale (including any sale and leaseback transactions permitted by Section 7.11) or Recovery Event; provided that (i) the aggregate fair market value of all assets sold in connection with Asset Sales in reliance on this clause (f) shall not exceed (x) 10% of Consolidated Total Assets (measured as of the last day of the immediately preceding fiscal year of the Parent Borrower and its Subsidiaries for which audited financial statements are available) in any fiscal year and (y) 20% of Consolidated Total Assets (measured as of the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available, but tested only at incurrence) in the aggregate over the life of this Agreement and (ii) the aggregate amount of Consolidated EBITDA attributable to all assets sold in connection with Asset Sales in reliance on this clause (f) shall not exceed (x) 7.5% of Consolidated EBITDA (measured based on Consolidated EBITDA for the immediately preceding fiscal year of the Parent Borrower and its Subsidiaries for which audited financial statements are available) in any fiscal year and (y) 15% of Consolidated EBITDA (measured based on Consolidated EBITDA for the most recently ended period of four consecutive fiscal quarters of the Parent Borrower and its Subsidiaries for which financial statements are available, but tested only at incurrence) in the aggregate over the life of this Agreement; provided, further, that the requirements of Section 2.12(b) are complied with in connection with such Asset Sale or Recovery Event;

(g) monetary payments made in the ordinary course of business;

(h) the sale or discount without recourse of accounts receivable arising in the ordinary course of business of the Parent Borrower or its Subsidiaries in connection with the compromise or collection thereof;

(i) the sale or issuance of a minimal number of any Foreign Subsidiary’s Capital Stock to a foreign national to the extent required by local law in a jurisdiction outside the United States;

(j) any Disposition of Property or business or series of related Dispositions of Property or businesses which yields net proceeds to the Parent Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) of less than $25,000,000;

(k) the sale, transfer, encumbrance or other disposition of accounts receivable or related ancillary rights and assets pursuant to a Receivables Transfer Program;

(l) the sale, transfer, encumbrance or other disposition of securities or related ancillary rights and assets pursuant to sales, marketing and distribution arrangements;

(m) Dispositions of Property from the Parent Borrower or a Subsidiary Guarantor to the Parent Borrower or another Subsidiary Guarantor; and

(n) Dispositions of Property from any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party.

Any Collateral which is sold, transferred or otherwise conveyed pursuant to this Section 7.5 to a Person other than the Parent Borrower and its Subsidiaries shall, upon the consummation of such sale in accordance with the terms of this Agreement and the other Loan Documents, be released from the Liens granted pursuant to the Security Documents and each Lender hereby authorizes and instructs the Administrative Agent to take such action as the Parent Borrower reasonably may request to evidence such release.

SECTION 7.6 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Parent Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Parent Borrower or any Subsidiary (collectively, “Restricted Payments”), except:

(a) that (i) any Subsidiary that is not a Loan Party may make Restricted Payments to the Parent Borrower or any Wholly-Owned Subsidiary and (ii) any Subsidiary Guarantor may make Restricted Payments to the Parent Borrower or any Wholly-Owned Subsidiary Guarantor;

(b) (A) repurchases of Capital Stock made in order to fulfill the obligations of the Parent Borrower or any Subsidiary under an employee or director stock purchase plan or similar plan covering employees of the Parent Borrower or any Subsidiary as from time to time in effect and (B) cash payments made in lieu of issuing fractional shares of Borrower’s Capital Stock, in an aggregate amount for purposes of clauses (A) and (B) not to exceed $20,000,000 per year;

(c) redemptions of Capital Stock in connection with a rights plan adopted by the Board of Directors of the Parent Borrower in an aggregate amount equal to $20,000,000 since the Closing Date;

(d) the Parent Borrower may make Restricted Payments in any fiscal year in an aggregate amount not to exceed $40,000,000; and

(e) so long as (i) the Consolidated Senior Secured Leverage Ratio of the Parent Borrower and its Subsidiaries, computed on a pro forma basis (giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith) as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available, is (x) no greater than the Consolidated Senior Secured Leverage Ratio that is 0.50x lower than the Consolidated Senior Secured Leverage Ratio in effect for such fiscal quarter under Section 7.1(a) in the case of any such fiscal quarter ended prior to December 31, 2018 and (y) no greater than the Consolidated Senior Secured Leverage Ratio that is 0.25x lower than the Consolidated Senior Secured Leverage Ratio in effect for such fiscal quarter under Section 7.1(a) in the case of any such fiscal quarter ended on or after December 31, 2018 and (ii) no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may make Restricted Payments in an unlimited amount.

SECTION 7.7 [Reserved]

SECTION 7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person (collectively, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees or directors of the Parent Borrower or its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Parent Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding, provided, however that this provision shall not limit key man insurance;

(e) the investment by the Parent Borrower or its Subsidiaries of accounts receivable or related rights and assets pursuant to a Receivables Transfer Program into a Subsidiary;

(f) Investments made by the Parent Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) Investments by the Parent Borrower or any of its Subsidiaries in the Parent Borrower or any Subsidiary Guarantor in the ordinary course of business;

(h) Investments (including debt obligations and Capital Stock) by the Parent Borrower or its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) so long as no Default or Event of Default shall have occurred and be continuing, the Parent Borrower or any Subsidiary may make advances, loans or extensions of credit to any Foreign Subsidiary or Foreign Subsidiary Holdco, provided that the Indebtedness of such Foreign Subsidiary or Foreign Subsidiary Holdco is permitted under Section 7.2(k);

(j) in addition to Investments otherwise permitted by this Section 7.8, so long as no Default or Event of Default shall have occurred and be continuing, Investments by the Parent Borrower or any of its Subsidiaries; provided that (x) to the extent such Investments consist of equity investments (by way of capital contribution or otherwise) in any Subsidiary, the requirements of Section 6.9 are satisfied and (y) the Consolidated Senior Secured Leverage Ratio of the Parent Borrower and its Subsidiaries, computed on a pro forma basis (giving effect to such Investments and any Indebtedness incurred in connection therewith) as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available, is no greater than the Consolidated Senior Secured Leverage Ratio that is 0.25x lower than the Consolidated Senior Secured Leverage Ratio in effect for such fiscal quarter under Section 7.1(a);

(k) other Investments constituting Permitted Business Acquisitions; and

(l) in addition to Investments otherwise permitted by this Section 7.8, so long as no Default or Event of Default shall have occurred and be continuing, Investments by the Parent Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $50,000,000 since the Closing Date.

SECTION 7.9 Limitation on Optional Payments and Modifications of Debt Instruments, etc. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds (any such action, a “Prepayment”) with respect to Permitted Subordinated Indebtedness or Permitted Unsecured Indebtedness, unless (i) both immediately prior to and immediately after giving effect to any such Prepayment, no Default or Event of Default shall have occurred and be continuing and (ii) the Parent Borrower and the Subsidiaries are in compliance, on a pro forma basis after giving effect to such Prepayment, with the financial covenants contained in Section 7.1, recomputed as at the last day of the most recently ended fiscal quarter of the Parent Borrower and its Subsidiaries for which financial statements are available;

(b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Permitted Subordinated Indebtedness (i) which amends or modifies the subordination provisions contained therein; (ii) which shortens the fixed maturity, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of such Indebtedness, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; (iii) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject the Parent Borrower or any of its Subsidiaries, to any more onerous or more restrictive provisions; or (iv) which otherwise adversely affects the interests of the Lenders as senior creditors or the interests of the Lenders under this Agreement or any other Loan Document in any respect;

(c) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any Permitted Unsecured Indebtedness (i) which shortens the fixed maturity so that any part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment) prior to the final maturity date of the Term Loans then outstanding or, if later, the Revolving Credit Termination Date; (ii) which adds any financial maintenance covenant, (iii) which relates to any definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) under the documents or instruments governing such Indebtedness and that results in such Indebtedness having such a definition that is materially more restrictive than clause (k) of Article VIII; (iv) which relates to the events of default under the documents or instruments evidencing such Indebtedness and that results in such Indebtedness having events of default that are materially more favorable to the holders of such Indebtedness than the events of default set forth in this Agreement; or (v) which, in the reasonable judgment of the Parent Borrower, results in the covenants under the documents or instruments evidencing such Indebtedness that were not generally customary for similarly situated issuers in capital markets transactions at the time such Indebtedness was issued; or

(d) amend its certificate of incorporation in any manner materially adverse to the Lenders without the prior written consent of the Required Lenders.

SECTION 7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among the Parent Borrower and the Subsidiary Guarantors) unless such transaction is (a) not otherwise prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Parent Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, except that this Section 7.10 shall not prohibit (i) the sale, transfer, encumbrance or other disposition by the Parent Borrower or its Subsidiaries to a Subsidiary of accounts receivable or related ancillary rights or assets, or interests therein, pursuant to a Receivables Transfer Program, (ii) overhead and other ordinary course allocations of costs and services on a reasonable basis, (iii) allocations of tax liabilities and other tax-related items among the Parent Borrower and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, (iv) any incurrence of Indebtedness not prohibited by Section 7.2, (iii) any Restricted Payment not prohibited by Section 7.6, (iv) any Investment permitted by Section 7.8 specifically contemplated by Section 7.8 to be made among Affiliates or (v) transactions between or among the Parent Borrower and its Subsidiaries in the ordinary course of business which are pursuant to customary transfer pricing arrangements or for the achievement of operating efficiencies (but not involving (x) an Investment not specifically contemplated by Section 7.8 to be made among Affiliates or (y) an Asset Sale not otherwise permitted under this Agreement).

SECTION 7.11 Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Parent Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Parent Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Parent Borrower or such Subsidiary, except in respect of assets the aggregate fair market value of which does not exceed $50,000,000 since the Closing Date.

SECTION 7.12 Limitation on Changes in Fiscal Periods. Change the Parent Borrower’s or any Subsidiary’s method of determining fiscal quarters or fiscal years.

SECTION 7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations otherwise permitted hereby or Liens permitted by Sections 7.3(f) or (l) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) an agreement entered into in connection with a Receivables Transfer Program that prohibits or limits the ability of the Parent Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon the accounts receivable or related ancillary rights or assets, or interests therein, sold, transferred, encumbered or otherwise disposed of pursuant to such Receivable Transfer Program.

SECTION 7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Parent Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, the Parent Borrower or any other Subsidiary or (c) transfer any of its assets to the Parent Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) any restrictions imposed pursuant to a Receivables Transfer Program with respect to a Subsidiary established solely for the purpose of a Receivables Transfer Program.

SECTION 7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Parent Borrower or any of its Subsidiaries is engaged on the date of this Agreement or which are reasonably related thereto.

SECTION 7.16 Limitation on Use of Proceeds. Request any Loan or Letter of Credit, and the Parent Borrower shall not use, shall procure that its Subsidiaries shall not use, and shall use its reasonable best efforts to procure that its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrowers only), Section 6.7(a) or Article VII; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article VIII), and such default shall continue unremedied for a period of 30 days; or

(e) The Parent Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace (not to exceed 31 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; or

(f) (i) The Parent Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Single Employer Plan shall fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Parent Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Parent Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan or (vi) any other event or condition which shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Parent Borrower or any of its Subsidiaries involving in the aggregate a liability (not covered by insurance as to which the relevant insurance company has acknowledged coverage) of $25,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents in respect of material assets shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (A) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Parent Borrower or (B) shall obtain the power (whether or not exercised) to elect a majority of the Parent Borrower’s directors; or (ii) the board of directors of the Parent Borrower shall cease to consist of a majority of Continuing Directors; or

(l) Any Permitted Subordinated Indebtedness or any guarantee thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the documents evidencing such Permitted Subordinated Indebtedness, or any Loan Party, any Affiliate of any Loan Party, the trustee, if any, in respect of such Permitted Subordinated Indebtedness or the holders of at least 25% in aggregate principal amount of such Permitted Subordinated Indebtedness shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrowers, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Facility

Lenders, the Administrative Agent may, or upon the request of the Majority Facility Lenders, the Administrative Agent shall, by notice to the Borrowers declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrowers, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.

ARTICLE IX. THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Administrative Agent.

SECTION 9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

SECTION 9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

SECTION 9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not an Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 9.9 Successor Administrative Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Parent Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Parent Borrower shall have occurred and be continuing) be subject to approval by the Parent Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative

Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Parent Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement, which has been consented to in accordance with Section 10.1 or in accordance with Section 10.17.

SECTION 9.11 No Other Duties. Notwithstanding anything herein to the contrary, none of the Arrangers, the Lead Arranger, the syndication agent or the co-documentation agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

ARTICLE X. MISCELLANEOUS

SECTION 10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) forgive all or any portion of the principal amount or any accrued but unpaid interest, or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, permit the duration of any Interest Period to be beyond six months, amend or modify the definition of “Optional Currency” to include additional foreign currencies, amend or modify the last sentence of Section 2.25(a), or increase the amount or extend the expiration date of any Revolving Credit Lender’s Commitment in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantor from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (iv) amend, modify or waive any provision of Section 2.18 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; (v) reduce the amount of Net Cash Proceeds or Excess Cash Flow required to be applied to prepay Term Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each affected Term Loan Facility; (vi) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent; (vii) amend, modify or waive any provision of Sections 2.6 and 2.7, without the express written consent of the Swingline Lender; or (viii) amend, modify or waive any provision of Article III without the written consent of the Issuing

Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Parent Borrower, the Administrative Agent and the Revolving Credit Lenders providing Extended Revolving Credit Commitments (as defined below) under the Extended Revolving Credit Facility (as defined below) to permit the extension of the Revolving Credit Facility beyond the original Revolving Credit Termination Date (as extended, the “Extended Revolving Credit Facility”) and the Loans thereunder (“Extended Revolving Credit Loans” and the commitments thereunder, “Extended Revolving Credit Commitments”); provided that (a) no Default or Event of Default has occurred and is continuing or would result from any such extension of the Revolving Credit Termination Date, (b) the aggregate Extended Revolving Credit Commitment shall not exceed the Total Revolving Credit Commitments in effect immediately prior to any such extension without the consent of the Required Lenders, (c) no Revolving Credit Lender shall have any obligation to participate in any extension described in this paragraph unless it agrees to do so in its sole discretion, (d) the Revolving Credit Commitments of any nonparticipating Revolving Credit Lender shall terminate and the Revolving Credit Loans of such Lender shall be due and payable on the original Revolving Credit Termination Date or such other date specified by Article VIII and (e) all other terms applicable to such Extended Revolving Credit Loans (other than terms relating to pricing) shall be substantially identical to those applicable to the Revolving Credit Loans.

Furthermore, notwithstanding the foregoing, (i) the Administrative Agent, with the consent of the Parent Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document and (ii) amendments pursuant to Section 2.28(d) necessary to reflect the existence and terms of any Incremental Term Loans evidenced thereby shall be effected in writing by the Administrative Agent with the Parent Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of facsimile notice, when received, addressed as follows in the case of the Parent Borrower and the Administrative Agent, as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders and as set forth in the Foreign Subsidiary Borrower Joinder Agreement in case of any Foreign Subsidiary Borrower, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:

CONMED Corporation

525 French Road

Utica, New York 13502

Attention: Daniel S. Jonas, General Counsel

                  Luke A. Pomilio, Chief Financial Officer

Facsimile: (315) 793-8929 / (315) 797-0321

Telephone: (315) 624-3208 / (315) 797-8375

The Administrative Agent:	JPMorgan Chase Bank, N.A. Agent Bank Services Group 10 So. Dearborn, Floor 7 Chicago, IL 60603-2300 Attention: Muoy Lim Facsimile: (888) 303-9732 Telephone: (312) 732-2024

with a copy to:	JPMorgan Chase Bank, N.A. Bridgewater Place 500 Plum Street Syracuse, New York 13204 Attention: Jean Lamardo Facsimile: (315) 424-1898 Telephone: (315) 448-1443

and, in the case of any Revolving Extensions of Credit in any Optional Currencies, a copy to:	J.P. Morgan Europe Limited 125 London Wall London, England EC2Y 5AJ Attention: Belinda Lucas Facsimile: +44-20-7777-2360 Telephone: +44-20-7777-0976

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and any other extensions of credit hereunder.

SECTION 10.5 Payment of Expenses. The Parent Borrower agrees (a) to pay or reimburse the Administrative Agent, the Arrangers and the Lead Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent, the Arrangers and the Lead Arranger and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Parent Borrower at least two Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an “indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than for loss of profits) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Parent Borrower, any of its Subsidiaries or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided, that the Parent Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities arise from (x) the gross negligence or willful misconduct of such indemnitee or (y) a material breach by the relevant indemnitee of its obligations under the Loan Documents. Without limiting the foregoing, and to the extent permitted by applicable law, the Parent Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Article X shall survive repayment of the Loans and all other amounts payable hereunder.

SECTION 10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) except for any assignment from any Foreign Subsidiary Borrower to the Parent Borrower expressly contemplated by Section 2.22(b), no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.6) and, to the extent expressly contemplated hereby, the affiliates of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (A) a natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (B) a Defaulting Lender, a subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary of a Defaulting Lender, (C) a Disqualified Lender or (D) the Parent Borrower or any of its Subsidiaries) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Parent Borrower, provided that no consent of the Parent Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; provided further that the Parent Borrower shall be deemed to have consented to any such assignment unless the Parent Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment to an Assignee that is a Revolving Credit Lender immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 with respect to the Revolving Credit Commitments and the Revolving Credit Loans or $1,000,000 with respect to the Term Loans (in each case, other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless each of the Parent Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Parent Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of each of the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Lender’s rights and obligations in respect of the Revolving Credit Commitments or Term Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with the simultaneous assignments to or by two or more Approved Funds that are administered or managed by the same entity or affiliated entities); and

(D) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws

For the purposes of this Section 10.6, the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and each Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Parent Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Parent Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6, but to no greater extent than such Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, but to no greater extent than such Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrowers, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d), (e) and (f) as if it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Parent Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) The list of Persons identified in writing by the Parent Borrower to the Lead Arranger as “Disqualified Lenders” (i) shall be made available to the Lenders by posting on Intralinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent.

SECTION 10.7 Adjustments; Set-off. (a) Except as otherwise provided in this Agreement with respect to a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set-off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Parent Borrower. Each Lender agrees promptly to notify the respective Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Parent Borrower and the Administrative Agent.

SECTION 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 10.12 Submission To Jurisdiction; Waivers. Each Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, and, to the extent necessary to enforce the Administrative Agent’s or the Lenders’ rights under the Security Documents, courts where Collateral may be located or deemed to be located;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages; provided the waiver set forth in this clause (e) shall not affect or limit the Borrowers’ obligations under Section 10.5.

SECTION 10.13 Acknowledgements. Each Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.

SECTION 10.14 WAIVERS OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.15 PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.

SECTION 10.16 Confidentiality. Each of the Administrative Agent, the Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, the Issuing Lender or any Lender from disclosing any such Information (i) to the Administrative Agent, the Issuing Lender or any other Lender or any affiliate thereof in each case which is bound by this Section 10.16, (ii) to any Participant or Assignee (each, a “Transferee”) or any prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), in each case, which agrees to comply with the provisions of this Section 10.16, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have been advised with respect to the confidentiality obligations hereof, (iv) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent, the Issuing Lender or such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) if required to do so under applicable law in connection with any litigation or similar proceeding or in litigation to enforce this Agreement, (vii) which has been publicly disclosed other than in breach of this Section 10.16, (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) if agreed by the Parent Borrower in its sole discretion or (xi) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (xi), solely to the extent that (a) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (b) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date); provided that, if reasonably requested by the Parent Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall make commercially reasonable efforts to determine, and inform the Parent Borrower of, the Persons who received such Information. “Information” means all information received from a Loan Party, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by such Loan Party; provided that in the case of Information received from a Loan Party after the date hereof, such Information is clearly identified at the time of delivery as confidential.

Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Parent Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Parent Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Parent Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Parent Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

SECTION 10.17 Releases. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Parent Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Parent Borrower or Subsidiary thereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Parent Borrower and Subsidiaries. At the request and sole expense of any Borrower or Subsidiary following any such termination, the Administrative Agent shall deliver to the Parent Borrower or Subsidiary any Collateral held by the Administrative Agent thereunder, and execute and deliver to the Parent Borrower or Subsidiary such documents as the Parent Borrower or Subsidiary shall reasonably request to evidence such termination.

SECTION 10.18 Delivery of Signature Pages. (a) Each Existing Revolving Credit Lender shall consent to the amendment and restatement of the Previous Credit Agreement effected hereby by executing a signature page to this Agreement and each such Existing Revolving Credit Lender hereby agrees that (to the extent it has a Revolving Credit Commitment or a Tranche A Term Loan Commitment hereunder) it will continue to be a party to this Agreement as a Lender, with obligations applicable to a Lender hereunder, including the obligation (i) to make or continue to make extensions of credit to the Parent Borrower and the Foreign Subsidiary Borrowers in an aggregate amount not to exceed the amount of its Revolving Credit Commitment as set forth opposite such Lender’s name in Schedule 1.1A, as such amount may be changed from time to time as provided in this Agreement and (ii) to make Tranche A Term Loans to the Parent Borrower on the Closing Date in an aggregate amount equal to the amount of its Tranche A Term Loan Commitment as set forth opposite such Lender’s name in Schedule 1.1A.

(b) Each Lender that is not an Existing Revolving Credit Lender (each an “Initial Lender”) shall become a party to this Agreement by delivering to the Administrative Agent a signature page to this Agreement duly executed by such Lender and each such Initial Lender agrees to all of the provisions of this Agreement and acknowledges that it will become a party to this Agreement as of the

Closing Date as a Lender, with obligations applicable to a Lender hereunder, including the obligation (i) to make extensions of credit to the Parent Borrower and the Foreign Subsidiary Borrowers in an aggregate principal amount not to exceed the amount of its Revolving Credit Commitment as set forth opposite such Lender’s name in Schedule 1.1A, as such amount may be changed from time to time as provided in this Agreement and (ii) to make Tranche A Term Loans to the Parent Borrower on the Closing Date in an aggregate amount equal to the amount of its Tranche A Term Loan Commitment as set forth opposite such Lender’s name in Schedule 1.1A.

(c) Each Lender hereby approves the Fourth Amendment to Guarantee and Collateral Agreement and the execution by each Lender of its signature page to this Agreement shall constitute written consent for the Administrative Agent to enter into the Fourth Amendment to Guarantee and Collateral Agreement on behalf of the Lenders.

(d) The Required Lenders (as defined in the Previous Credit Agreement) hereby waive the applicable notice requirements set forth in (i) Section 2.7 of the Previous Credit Agreement with respect to the termination of the Commitments (as defined in the Previous Credit Agreement) on the Closing Date and (ii) Section 2.8 of the Previous Credit Agreement with respect to any optional prepayment of Loans (as defined in the Previous Credit Agreement) on the Closing Date.

SECTION 10.19 Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender or Issuing Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender or Issuing Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 10.19, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

SECTION 10.20 No Novation. The terms and conditions of the Previous Credit Agreement are amended as set forth herein, and restated in their entirety and superseded by, this Agreement. Nothing in this Agreement shall be deemed to work a novation of any of the obligations under the Previous Credit Agreement. Notwithstanding any provision of this Agreement or any other document or instrument executed in connection herewith, the execution and delivery of this Agreement and the incurrence of obligations hereunder shall be in substitution for, but not in payment of, the obligations owed by the Borrowers under the Previous Credit Agreement. From and after the date hereof, each reference to the “Credit Agreement” or other reference originally applicable to the Previous Credit Agreement contained in any document executed and delivered in connection therewith shall be a reference to this Agreement, as amended, supplemented, restated or otherwise modified from time to time.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CONMED CORPORATION,
as the Parent Borrower

By:	/s/ Daniel S. Jonas
Name: Daniel S. Jonas
Title: EVP- Legal Affairs, General Counsel

LINVATEC NEDERLAND B.V.,
as a Foreign Subsidiary Borrower

By:	/s/ Daniel S. Jonas
Name: Daniel S. Jonas
Title: Director

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and as a Lender

By:	/s/ Jean Lamardo
Name: Jean Lamardo
Title: Senior Underwriter

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

Bank of America N.A.,
as a Lender

By:	/s/ Karen D. Finnerty
Name: Karen D. Finnerty
Title: Senior Vice President

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

WELLS FARGO BANK, NATIONAL
ASSOCIATION
as a Lender

By:	/s/ Thomas J. Grys
Name: Thomas J. Grys
Title: Senior Vice President

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

DNB CAPITAL LLC,
as a Lender

By:	/s/ Kristie Li
Name: Kristie Li
Title: First Vice President

By:	/s/ Phil Kurpiewski
Name: Phil Kurpiewski
Title: Senior Vice President

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

U.S. Bank National Association,
as a Lender

By:	/s/ Jennifer Hwang
Name: Jennifer Hwang
Title: Senior Vice President

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Lender

By:	/s/ Scott O’Connell
Name: Scott O’Connell
Title: Director

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

Citizens Bank, N.A.,
as a Lender

By:	/s/ Thomas Walsh
Name: Thomas Walsh
Title: AVP

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

HSBC Bank USA, N.A.,
as a Lender

By:	/s/ Casey DeMarco
Name: Casey DeMarco
Title: Assistant Vice President

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]

First Niagara Bank, N.A.,
as a Lender

By:	/s/ Frederick K. Miller
Name: Frederick K. Miller
Title: Vice President

[Signature Page to CONMED Fifth Amended and Restated Credit Agreement]